Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

BAKER HUGHES COMPANY,

TANGO MERGER SUB, INC.

and

CHART INDUSTRIES, INC.

Dated as of July 28, 2025

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 28, 2025, is entered into by and among Baker Hughes Company, a Delaware corporation (“Baker Hughes”), Tango Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Baker Hughes (“Merger Sub” and, together with Baker Hughes, the “Baker Hughes Parties”, and each, a “Baker Hughes Party”), and Chart Industries, Inc., a Delaware corporation (“Chart”).

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into Chart (the “Merger”), with Chart surviving the Merger as a wholly owned subsidiary of Baker Hughes (the “Surviving Company”);

WHEREAS, the Board of Directors of Chart (the “Chart Board”) has unanimously (i) determined that it is fair to, and in the best interests of, Chart and its stockholders, and declared it advisable, that Chart enter into this Agreement and consummate the Merger and the other transactions contemplated hereby (collectively, the “Transactions”), (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Merger, (iii) adopted resolutions recommending that Chart’s stockholders adopt this Agreement and (iv) directed that this Agreement and the Merger be submitted to the Chart stockholders for adoption;

WHEREAS, the Board of Directors of Baker Hughes (the “Baker Hughes Board”) has unanimously (i) declared this Agreement, the terms of the Merger and the other Transactions advisable and in the best interests of Baker Hughes and its shareholders and (ii) approved this Agreement and the Merger and the other Transactions; and

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, that Merger Sub enter into this Agreement and consummate the Merger, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Merger, (iii) adopted resolutions recommending that the sole stockholder of Merger Sub adopt this Agreement and (iv) directed that this Agreement and the Merger be submitted to the sole stockholder of Merger Sub for adoption.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

Definitions; Interpretation

SECTION 1.01. Definitions. For purposes of this Agreement:

“Action” means any proceeding, suit, claim, charge, complaint, audit, investigation, arbitration or action, whether legal, administrative or otherwise, by or before any Governmental Authority.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the HSR Act and all other applicable competition, merger control, antitrust or similar Laws and all other applicable Laws that are designed or intended to prohibit, restrict, review or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Baker Hughes Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization, Standing and Power), Section 4.02 (Authority; Execution and Delivery; Enforceability), Section 4.03(a)(i) (No Conflicts; Consents—Organizational Documents) and Section 4.09 (Brokers’ Fees and Expenses).

“Baker Hughes Subsidiaries” means each of the Subsidiaries of Baker Hughes.

“Baker Hughes Termination Fee” means $500,000,000.

“Benefit Plan” means any compensation, employment, individual consulting, individual independent contractor, salary, bonus, commission, vacation, deferred compensation, incentive compensation, stock purchase, equity or equity-based, phantom equity, severance pay, termination pay, death benefit, disability benefit, hospitalization, medical, dental, vision, health and welfare, life insurance, flexible benefits, supplemental unemployment benefit, profit-sharing, pension, retirement, change of control, transaction bonus, retention, perquisite, relocation, repatriation or expatriation plan, policy, practice, program, agreement, arrangement or contract and each other “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA and whether written or unwritten.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Capital Markets Issuance” means any of the following, the use of proceeds of which are for the satisfaction of all of the Baker Hughes Parties’ payment obligations under this Agreement due at the Closing, including the payment of the Financing Uses: one or more offerings of debt, equity or equity-linked securities, which may consist of multiple tranches, registered under the Securities Act or offered in a private placement pursuant to an exemption from the registration requirements of the Securities Act.

“Chart Benefit Plan” means each Benefit Plan sponsored, maintained, contributed to, or required to be contributed to, by Chart or any Chart Subsidiary or with respect to which Chart or any Chart Subsidiary has any liability (whether actual or contingent) to provide compensation or benefits to any director, employee, consultant or other service provider, in all cases, excluding plans, programs or arrangements sponsored by any Governmental Authority.

“Chart Capital Stock” means Chart Common Stock and Chart Preferred Stock.

“Chart Certificate of Designations” means the Certificate of Designations of 6.75% Series B Mandatory Convertible Preferred Stock of Chart, filed with the Secretary of State and effective on December 13, 2022, together with any amendments or supplements thereto that are made in accordance with its terms and the Chart Charter.

“Chart Common Stock” means shares of common stock, par value $0.01, issued by Chart.

“Chart Credit Facility” means that certain Fifth Amended and Restated Credit Agreement, dated as of October 18, 2021, by and among Chart, the other loan parties party thereto, the lenders party thereto and JP Morgan Chase Bank, N.A., as administrative agent (as amended by Amendment No. 1 dated as of November 21, 2022, Amendment No. 2 dated as of March 16, 2023, Amendment No. 3 dated as of March 17, 2023, Amendment No. 4 dated as of June 30, 2023, Amendment No. 5 dated as of October 2, 2023, Amendment No. 6 dated as of April 8, 2024 and Amendment No. 7 dated as of July 2, 2024, and as further amended, restated, supplemented or otherwise modified from time to time).

“Chart ERISA Affiliate” means any entity which is considered a single employer with Chart under Section 414 of the Code or Section 4001 of ERISA.

“Chart ESPP” shall mean Chart’s Employee Stock Purchase Plan, as may be amended and restated from time to time.

“Chart Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Organization, Standing and Power), Section 5.02 (Capital Structure), Section 5.04 (Authority; Execution and Delivery; Enforceability), Section 5.05(a)(i)(A) (No Conflicts; Consents—Organizational Documents), Section 5.08(a) (Absence of Certain Changes and Events—Chart Material Adverse Effect), Section 5.24 (Brokers’ Fees and Expenses), Section 5.25 (Flowserve Agreement) and Section 5.26 (Opinion of Financial Advisor).

“Chart Indentures” means (i) that certain Indenture, dated as of December 22, 2022, by and among Chart, as issuer, the guarantors party thereto from time to time, U.S. Bank Trust Company, National Association, as Trustee, and U.S. Bank Trust Company, National Association, as notes collateral agent, relating to the issuance of 7.500% Senior Secured Notes due 2030 (the “2030 Notes”), as amended, supplemented or otherwise modified from time to time and (ii) that certain Indenture, dated as of December 22, 2022, by and among Chart, as issuer, the guarantors party thereto from time to time, and U.S. Bank Trust Company, National Association, as trustee, relating to the issuance of 9.500% Senior Notes due 2031 (the “2031 Notes”), as amended, supplemented or otherwise modified from time to time.

“Chart Intellectual Property” means all Intellectual Property owned or purported to be owned by Chart or a Chart Subsidiary.

“Chart Leased Real Property” means each real property leased, subleased, licensed or similarly occupied by Chart or a Chart Subsidiary that is greater than 80,000 square feet.

“Chart Material Adverse Effect” means any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of Chart and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute a Chart Material Adverse Effect or be taken into account in determining whether a Chart Material Adverse Effect has occurred or would reasonably be expected to occur: (1) changes in general conditions in the industries in which Chart and its Subsidiaries operate, (2) changes in general economic or political conditions, including conditions in the securities, credit, financial or other capital markets, in each case in the United States or any other jurisdiction in which Chart or any of its Subsidiaries operate, (3) changes after the date of this Agreement in Law or in GAAP or in accounting standards, or in the interpretation or enforcement of the foregoing, (4) the public announcement or existence of or compliance with or performance under this Agreement or the public announcement, pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of Chart or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (provided, however, that this clause (4) shall not apply to any representation or warranty to the extent the purpose thereof is to address consequences resulting from the public announcement or existence of or compliance with or performance under this Agreement or the public announcement, pendency or consummation of the Transactions), (5) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening thereof, (6) earthquakes, fires, floods, hurricanes, tornadoes or other natural disasters, (7) any epidemic, pandemic or other public health event or worsening thereof, (8) any change in Chart’s credit ratings, (9) any decline in the market price, or change in trading volume, of any securities of Chart, (10) any failure to meet any internal or published projections, forecasts, budgets or financial or operating predictions in respect of revenue, earnings, cash flow or cash position, or (11) the imposition or modification of any tariffs, trade restrictions or other duties, including those arising from changes in trade policies or international relations, and the effects of any trade wars; provided, that the underlying facts or occurrences giving rise or contributing to such change, decline or failure in clauses (8), (9) and (10) may be deemed to constitute a Chart Material Adverse Effect or be taken into account in determining whether a Chart Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder; provided, further, that any effect, change, event, circumstance, condition, development or occurrence referred to in clauses (1), (2), (3), (5), (7) or (11) may be deemed to constitute a Chart Material Adverse Effect, or be taken into account in determining whether a Chart Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent such effect, change, event, circumstance, condition, development or occurrence has a disproportionate adverse effect on Chart and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which they operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Chart Material Adverse Effect has occurred or would reasonably be expected to occur).

“Chart Notes” means the 2030 Notes and 2031 Notes.

“Chart Owned Real Property” means each real property owned in fee simple (or its jurisdictional equivalent) by Chart or a Chart Subsidiary that is greater than 200,000 square feet.

“Chart Preferred Stock” means the 6.75% Series B Mandatory Convertible Preferred Stock, par value $0.01 per share, of Chart (or depositary shares in respect thereof).

“Chart PSU” means each restricted stock unit with respect to shares of Chart Common Stock granted under any Chart Stock Plan or otherwise that is subject to performance-based vesting conditions.

“Chart Real Property” means Chart Owned Real Property and Chart Leased Real Property.

“Chart Real Property Leases” means the leases, subleases and licenses under which Chart or a Chart Subsidiary leases, subleases or licenses any Chart Leased Real Property, including any amendments, extensions, assignments, guaranties and other material agreements with respect thereto.

“Chart Registered Intellectual Property” means each patent, patent application, registered trademark, trademark registration application, internet domain name, registered copyright and copyright registration application, in each case, constituting Chart Intellectual Property as of the date of this Agreement.

“Chart RSU” means each restricted stock unit with respect to shares of Chart Common Stock granted under any Chart Stock Plan or otherwise that is not a Chart PSU.

“Chart Stock Option” means each option to purchase shares of Chart Common Stock granted under any Chart Stock Plan or otherwise.

“Chart Stock Plans” means Chart’s Amended and Restated 2009 Omnibus Equity Plan, Chart’s 2017 Omnibus Equity Plan and Chart’s 2024 Omnibus Equity Plan, each as amended from time to time.

“Chart Subsidiaries” means each of the Subsidiaries of Chart.

“Chart Termination Fee” means $250,000,000.

“Code” means the Internal Revenue Code of 1986.

“Compliant” means, with respect to the Required Financial Information, that (i) such Required Financial Information does not contain any untrue statement of a material fact regarding Chart and its Subsidiaries or omit to state any material fact regarding Chart and its Subsidiaries necessary in order to make such Required Financial Information, in light of the circumstances under which the statements contained in the financial information are made, not misleading, (ii) such Required Financial Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of debt, equity or equity-linked securities on Form S-3 that would be applicable to such Required Financial Information, (iii) Chart has not stated its intent to, or determined that it must, restate any historical financial information included in the Required Financial Information or that any such restatement is under consideration or may be a possibility, (iv) no independent registered public accounting firm shall have withdrawn any audit report with respect to any financial statements contained in the Required Financial Information and (v) the financial statements and other financial information included in such Required Financial Information would not be deemed stale or otherwise be unusable under the requirements of Regulation S-X under the Securities Act for a registered public offering of debt, equity or equity-linked securities on Form S-3 and are sufficient to permit Chart’s independent registered public accounting firm to issue a customary “comfort” letter to the Financing Sources to the extent requested as part of a Permanent Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt, equity or equity-linked securities on any day on or prior to the Closing Date. For the avoidance of doubt, all incremental costs and expenses incurred by Chart and its Subsidiaries in connection with preparing and/or providing Required Financial Information that is Compliant shall be at Baker Hughes’ sole cost and expense.

“Consent” means any consent, approval, clearance, waiver, Permit or order.

“Contract” means any agreement, arrangement, contract, lease, sublease, license, indenture, note, bond, mortgage, commitment, concession, franchise or other obligation, in each case whether or not written.

“Credit Agreement Payoff Amount” means the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations due and payable under and in connection with the Chart Credit Facility as of the anticipated Closing Date.

“Debt Commitment Letter” means the debt commitment letter, dated as of the date hereof, between Baker Hughes and Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC and Morgan Stanley Senior Funding, Inc. (the “Debt Commitment Parties”), as modified, amended, supplemented, restated, assigned, substituted or replaced in compliance with Section 7.07, pursuant to which the financial institutions party thereto have agreed, subject solely to the conditions expressly set forth therein and the terms thereof, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby, the repayment or refinancing of Chart’s existing indebtedness, the payment of fees and expenses and the other transactions, in each case contemplated hereby.

“Debt Commitment Parties” has the meaning set forth in the definition of Debt Commitment Letter.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to or as contemplated by the Debt Commitment Letter or any Permanent Financing in lieu thereof incurred for purposes of financing the transactions contemplated hereby.

“Environmental Claim” means any administrative, regulatory or judicial actions, Judgments, demands, liens, Actions or written notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (ii) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

“Environmental Laws” means all applicable Laws, Judgments or Permits issued, promulgated or entered into by or with any Governmental Authority, relating to pollution or to the protection of natural resources, endangered or threatened species, the climate, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or human health and safety, including all Laws relating to the production, use or registration of chemicals.

“Equity Interests” means, with respect to any Person, any (i) shares of capital stock and any other voting securities in such Person, (ii) other equity, ownership or voting interests in such Person, (iii) securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, in each case in such Person, (iv) stock appreciation rights, performance shares, “phantom” stock rights and any other rights that (A) give the holder thereof any economic or voting interest of a nature that would accrue to the holders of capital stock in such Person or (B) are linked in any way to the value of such Person, the price of any shares of capital stock or other voting securities in such Person or any dividends or other distributions declared or paid on any shares of capital stock or other voting securities in such Person and (v) options, warrants, calls, subscriptions or other rights (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Information” means (i) any description of post-Closing capital structure, including descriptions of indebtedness or equity or ownership of Baker Hughes or any of its Affiliates (including Chart and its Subsidiaries on or after the Closing), (ii) any description of the Debt Financing (including any such descriptions to be included in liquidity and capital resources disclosure and any “description of notes” or “plan of distribution”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or debt securities issued pursuant to Rule 144A promulgated under the Securities Act, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (iii) any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments related to the Transactions or any pro forma or projected information or pro forma financial statements, it being understood that Chart shall and shall cause each of its Subsidiaries to use reasonable best efforts to assist Baker Hughes in preparing any pro forma financial statements or other pro forma information pursuant to Section 7.07(f)(i), (iv) risk factors relating to, or any description of, all or any component of the Debt Financing contemplated thereby, (v) projections, or monthly financial statements that are not readily available to Chart without undue effort or expense and are not prepared in the ordinary course of its financial reporting practice and (vi) in addition, solely in the case of a Rule 144A financing, other information customarily excluded from a Rule 144A offering memorandum.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.).

“Financing Sources” means each lender and each other Person (including each agent and arranger) that has committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including any arranger, agent, lender, initial purchaser, underwriter or investor that is a party to any commitment letter, engagement letter, joinder agreement, purchase agreement, indenture, credit agreement or other definitive agreement entered into pursuant thereto or relating thereto, together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing.

“Flowserve” means Flowserve Corporation, a New York corporation.

“Foreign Investment Laws” means all applicable foreign investment Laws, foreign subsidiary regulations and all other applicable Laws, in each case that are designed or intended to prohibit, restrict, review or regulate foreign investment or the effects of subsidies granted by Governmental Authorities.

“fraud” means, with respect to any Person, an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence) by such Person in the making of the representations and warranties in this Agreement or any certificate executed and delivered by such Person pursuant to the terms of this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” means any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, national, state, provincial, local or transnational (in each case whether domestic or foreign) government, court, administrative agency or commission, judicial body or tribunal, arbitrator or arbitration panel, self-regulatory agency (including NYSE or Nasdaq) or other governmental or regulatory authority or instrumentality.

“Hazardous Materials” means any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos, per- and poly-fluorinated substances, polychlorinated biphenyls and hazardous or toxic materials and any other material, substance or waste that is regulated or may result in liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person: (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, including performance or surety bonds, debentures, notes or similar instruments; (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees or arrangements having the economic effect of a guarantee of any

Indebtedness of any other Person (other than between or among such Person and its wholly owned Subsidiaries); (vi) to maintain or cause to be maintained the financing or financial position or the covenants of others; (vii) net cash payment obligations under swaps, options, derivatives or other hedging Contracts that will be payable upon termination thereof (assuming termination on the date of determination); or (viii) letters of credit, bank guarantees or other similar Contracts entered into by or on behalf of such Person to the extent they have been drawn upon.

“Intellectual Property” means any of the following existing under the Laws of the United States or any other jurisdiction: (i) patents (including all reissues, reexaminations, supplemental examinations, substitutions, renewals and extensions thereof) and patent applications (including provisional and non-provisional applications, continuations, divisionals and continuations-in-part); (ii) registered and unregistered trademarks, service marks, trade names and other similar indicia of source or origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, together with the goodwill symbolized by any of the foregoing; (iii) registered and unregistered copyrights, applications for registration of copyright and other equivalent rights in works of authorship; (iv) internet domain names; (v) trade secrets, know-how and other rights in proprietary information (“Trade Secrets”); (vi) rights in Software; and (vii) all other intellectual property rights recognized by applicable Law.

“IT Systems” means computers, Software, databases, firmware, hardware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines and all other information technology equipment and associated documentation.

“Judgment” means any judgment, order, writ, ruling, determination, injunction, decree, award, stipulation or settlement (in each case whether civil, administrative or criminal) of or with any Governmental Authority.

“Knowledge” means, with respect to any matter in question with respect to Chart, the actual knowledge of the individuals set forth in Section 1.01(a) of the Chart Disclosure Letter.

“Law” means any applicable federal, national, state, provincial, local or transnational (in each case whether domestic or foreign) statute, law (including common law) or ordinance, or rule, code, directive, binding guidance or regulation of any Governmental Authority.

“Legal Restraint” means any Law or Judgment (in each case whether temporary, preliminary or permanent) enacted, promulgated, issued, entered, amended, enforced or deemed applicable to the Merger or the other Transactions, in each case by any Governmental Authority of competent jurisdiction.

“Lien” means any mortgage, deed of trust, lien, pledge, charge, claim, hypothecation, option, right of first offer or refusal, security interest, lease, license, easement, right-of-way, title retention agreement or other encumbrance of any kind.

“Multiemployer Plan” shall have the meaning in Section 3(37) of ERISA.

“Nasdaq” means the Nasdaq Stock Market.

“NYSE” means the New York Stock Exchange.

“Offering Documents” means registration statements, prospectuses, private placement memoranda, offering memoranda, information memoranda, lender and investor presentations and any other marketing materials, offering documents and presentations, in each case issued by Baker Hughes or any of its Subsidiaries.

“Organizational Documents” means (i) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (ii) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof and (iii) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“Permit” means any license, franchise, permit, certificate, approval, authorization or registration from any Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) zoning, entitlement and other land use regulations by any Governmental Authority that are not presently violated and do not materially impair, adversely affect or interfere with the use of any property affected thereby; (iv) easements, declarations, covenants, rights-of-way, leases, restrictions and other similar non-monetary encumbrances that do not, and would not reasonably be expected to, materially impair, adversely affect or interfere with the use of any real property affected thereby; (v) deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (vi) deposits to secure the performance of bids, tenders, trade contracts (other than contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (vii) non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.

“Personal Data” means any information considered “personally identifiable information,” “personal information,” “personal data” or other comparable term under applicable Privacy Legal Requirements.

“Privacy Legal Requirements” means all applicable (i) Laws concerning the privacy, data protection or security of Personal Data, (ii) the PCI DSS and any other privacy- or data security-related industry standards to which Chart and the Chart Subsidiaries are legally or contractually bound or have publicly represented with which they comply, (iii) obligations under Contracts that relate to the processing of Personal Data and (iv) publicly posted policies of Chart and the Chart Subsidiaries regarding the collection, use, disclosure, transfer, storage, maintenance, retention, disposal, modification, protection or processing of Personal Data.

“Products” means the products or services offered, performed, licensed, sold, distributed or otherwise made commercially available by Chart or any of the Chart Subsidiaries.

“Regulatory Approvals” means those Consents, registrations, declarations, notices, filings or Judgments with, to or of any Governmental Authority (including the fulfillment of any conditions required by such Governmental Authority to be fulfilled prior to the consummation of the Merger in connection with such Consents, registrations, declarations, notices, filings or Judgments), and the expiration or termination of all waiting periods (including any extension thereof and any commitments by the parties not to close before a certain date under a timing agreement provided to any Governmental Authority), in each case in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Required Financial Information” means (i) all GAAP audited financial statements, financial data, audit reports and other information regarding Chart and its Subsidiaries of the type and form that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of debt, equity or equity-linked securities on a registration statement on Form S-3 under the Securities Act in order for Baker Hughes to consummate the offerings of debt, equity or equity-linked securities (including all audited financial statements and all unaudited quarterly interim financial statements, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison period, which, in the case of unaudited quarterly interim financial statements, will have been reviewed by Chart’s independent registered public accounting firm as provided in AS Section 4105, Reviews of Interim Financial Information); and (ii) such other pertinent and customary information regarding Chart and its Subsidiaries as may be reasonably requested by Baker Hughes (or the Financing Sources) to the extent that such information is (A) customarily included in Offering Documents or (B) is necessary to receive from Chart’s independent registered public accounting firm (and any other registered public accounting firm to the extent that financial statements audited or reviewed by such registered public accounting firm are or would be included in such offering memorandum) customary “comfort” (including negative assurance and customary change period comfort). Notwithstanding anything to the contrary in this definition, Required Financial Information shall not include any Excluded Information.

“Required Regulatory Approvals” means those Regulatory Approvals set forth in Section 1.01(b) of the Chart Disclosure Letter.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any computer software, including, for the avoidance of doubt, (i) computer programs, applications, files, user interfaces, application programming interfaces, diagnostics, software development tools and kits, code repositories, development tools, templates, menus, analytics and tracking tools, compilers, libraries, version control systems, operating systems, derivative works, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases, including all software implementations of algorithms, models and methodologies for any of the foregoing, in all cases whether in source code, object code or other form, and (ii) all related documentation, including user manuals, programmers’ notes, and training materials, relating to any of the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which (i) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (ii) voting power to elect at least a majority of the board of directors, board of managers or others performing similar functions with respect to such entity is held, directly or indirectly, by such Person or (iii) more than fifty percent (50%) of any class of shares or capital stock or of the outstanding Equity Interests are owned, directly or indirectly, by such Person.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed, required to be filed or permitted to be filed with any Governmental Authority with respect to Taxes.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Authority, in each case in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts.

“Trade Control and Sanctions Regulations” mean the relevant sanctions, import/customs and export control Laws where Chart does business or is otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, U.S. sanctions Laws and regulations administered by the Department of the Treasury’s Office of Foreign Assets Control, the anti-boycott regulations administered by the U.S. Department of Commerce and U.S. Department of the Treasury and the U.S. customs regulations at 19 C.F.R. Chapter 1, the Foreign Trade Regulations (15 C.F.R. Part 30) and all applicable import regulations maintained by the Bureau of Alcohol, Tobacco, Firearms, and Explosives, including 27 C.F.R. Parts 447–479 and Part 555.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

SECTION 1.02. Other Defined Terms. The following terms are defined in the Section of this Agreement set forth across from such term below:

Term	Section
Agreement	Preamble
Alternative Financing	Section 7.07(c)
Appraisal Rights	Section 3.03
Baker Hughes	Preamble

Term	Section
Baker Hughes Board	Recitals
Baker Hughes Material Adverse Effect	Section 4.01
Baker Hughes Party or Baker Hughes Parties	Preamble
Baker Hughes Preferred Stock	Section 3.01(d)
Bankruptcy and Equity Exception	Section 4.02
Book-Entry Share	Section 3.01(e)
Borrower	Section 4.06(c)
Canceled Shares	Section 3.01(b)
Certificate	Section 3.01(e)
Certificate of Merger	Section 2.03
Chart	Preamble
Chart Additional Contract	Section 5.16(c)
Chart Adverse Recommendation Change	Section 6.02(c)
Chart Board	Recitals
Chart By-Laws	Section 5.01
Chart Capitalization Date	Section 5.02(a)
Chart Charter	Section 5.01
Chart Disclosure Letter	Article V
Chart Financial Advisor	Section 5.24
Chart Intervening Event	Section 6.02(g)
Chart IT Systems	Section 5.20(a)
Chart Leases	Section 5.17(d)
Chart Material Contract	Section 5.16(a)
Chart Multiemployer Plan	Section 5.10(d)
Chart Notice	Section 6.02(d)
Chart Notice Period	Section 6.02(d)
Chart Properties	Section 5.17(d)
Chart Recommendation	Section 5.04(a)
Chart SEC Documents	Section 5.06(a)
Chart Senior Executive	Section 6.01(b)(iv)
Chart Source Code	Section 5.19(e)
Chart Stockholder Approval	Section 5.04(a)
Chart Stockholders Meeting	Section 5.04(a)
Chart Takeover Proposal	Section 6.02(g)
Chart Takeover Proposal Materials	Section 6.02(e)
Chart Top Customer	Section 5.18(a)
Chart Top Supplier	Section 5.18(a)
Chart Voting Debt	Section 5.02(c)(iv)
Closing	Section 2.02
Closing Date	Section 2.02
Confidentiality Agreement	Section 7.02
Continuing Employee	Section 7.04(a)
Debt Offers	Section 7.14(c)
Definitive Debt Financing Agreements	Section 7.07
DGCL	Recitals

Term	Section
Dissenting Shares	Section 3.03
DTC	Section 3.02(c)(ii)
Effective Time	Section 2.03
Excluded Benefits	Section 7.04(a)
Fee Letter	Section 4.06(a)
Filed Chart SEC Documents	Article V
Financial Information	Section 7.07(f)(i)
Financing Uses	Section 4.06(b)
First Extended Outside Date	Section 9.01(b)(i)
Flowserve Agreement	Section 5.25
Flowserve Termination Amount	Section 7.13
Flowserve Termination Amount Refund	Section 9.03(e)
Indemnified Party	Section 7.06(a)
Initial Outside Date	Section 9.01(b)(i)
Merger Consideration	Section 3.01(c)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.01(a)
Open Source Software	Section 5.19(e)
Outside Date	Section 9.01(b)(i)
Paying Agent	Section 3.02(a)
Payment Fund	Section 3.02(a)
Payoff Letters	Section 7.14(a)
Permanent Financing	Section 7.07(b)
Plan of Merger	Section 2.03
Prohibited Modification	Section 7.07(b)
Proposed Dissenting Shares	Section 3.03
Proxy Statement	Section 7.01(a)
Representatives	Section 6.02(a)
Restriction	Section 7.03(c)
Second Extended Outside Date	Section 9.01(b)(i)
Secretary of State	Section 2.03
Solvent	Section 4.08
Superior Chart Proposal	Section 6.02(g)
Surviving Company	Recitals
Surviving Company By-Laws	Section 2.05
Surviving Company Certificate of Incorporation	Section 2.05
Takeover Statute	Section 5.04(b)
Transactions	Recitals

SECTION 1.03. Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The words “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Other than for purposes of Section 5.27, the words “made available to Baker Hughes” or “made available to the Baker Hughes Parties” and words of similar import refer to documents (A) posted to the Intralinks virtual data room or provided pursuant to “clean team” arrangements, in each case by or on behalf of Chart prior to 5:00 p.m., New York City time, on July 28, 2025, (B) included in the Filed Chart SEC Documents or (C) if permitted to be “made available” after the date of this Agreement, delivered to a Baker Hughes Party or its Representatives after the date hereof in accordance with the notice procedures set forth in Section 10.02. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specifically indicated, (x) any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws, and all rules and regulations promulgated thereunder and (y) any Contract referenced herein or in the Chart Disclosure Letter means such Contract as amended, modified, supplemented, restated, amended and restated or replaced from time to time. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States of America. References to a Person are also to its permitted assigns and successors. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

The Merger

SECTION 2.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Chart. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Chart shall continue as the Surviving Company as a wholly owned subsidiary of Baker Hughes.

SECTION 2.02. Closing. The closing (the “Closing”) of the Merger shall take place remotely by exchange of documents and signatures (or their electronic counterparts), on the third Business Day following the day on which the last to be satisfied or (to the extent permitted by Law) waived by the party or parties entitled to the benefits thereof of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) shall have been satisfied or (to the extent permitted by Law) waived in accordance with this Agreement, or at such other place, time and date as shall be agreed in writing between Chart and Baker Hughes. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 2.03. Effective Time. Subject to the provisions of this Agreement, Chart and Merger Sub shall, as soon as practicable on the Closing Date, file with the Secretary of State of the State of Delaware (the “Secretary of State”) the certificate of merger (the “Certificate of Merger”) setting forth the plan of merger in respect of the Merger (the “Plan of Merger”) and otherwise in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State or at such later time as Chart and Baker Hughes shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 2.04. Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Chart and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of Chart and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

SECTION 2.05. Organizational Documents of the Surviving Company. At the Effective Time, the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Company (the “Surviving Company Certificate of Incorporation”) until thereafter changed or amended as provided therein or by applicable Law (and subject to Section 7.06), except that the name of the Surviving Company shall be “Chart Industries, Inc.”. At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company (the “Surviving Company By-Laws”) until thereafter changed or amended as provided therein or by applicable Law.

SECTION 2.06. Directors and Officers of the Surviving Companies. The parties hereto shall take any and all actions necessary so that (i) the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in each case in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company By-Laws.

ARTICLE III

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

SECTION 3.01. Effect on Capital Stock of the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Chart, the Baker Hughes Parties or the holders of any shares of Chart Capital Stock or Merger Sub Common Stock:

(a) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company and, subject to Section 3.01(d), shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates formerly representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Stock. Each share of Chart Common Stock that is owned by Baker Hughes or any of its wholly owned Subsidiaries or owned by Chart or any of its wholly owned Subsidiaries as treasury stock or otherwise (but excluding, for the avoidance of doubt, any shares of Chart Common Stock held by any Chart Benefit Plan or trust related thereto (other than, for the avoidance of doubt, shares of Chart Common Stock reserved for issuance under any of the Chart Stock Plans)) (collectively, the “Canceled Shares”), in each case, immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Chart Common Stock. Subject to Section 3.02, each share of Chart Common Stock issued and outstanding immediately prior to the Effective Time, but excluding Canceled Shares and Dissenting Shares, shall be converted automatically into the right to receive $210.00 per share in cash (the “Merger Consideration”), without interest and subject to any withholding under applicable Tax Law in accordance with Section 3.02(i).

(d) Treatment of Preferred Stock. In the event that Baker Hughes or Chart determines that it is reasonably likely that any shares of Chart Preferred Stock will remain issued and outstanding as of immediately prior to the Effective Time, the parties hereto shall, at the request of Baker Hughes or Chart, take all reasonable steps to appropriately amend the terms of this Agreement, if necessary or advisable, to give effect to treatment of the Chart Preferred Stock in the Merger as the parties mutually agree (which may include, if agreed to by the parties, the issuance of preferred stock of Baker Hughes (“Baker Hughes Preferred Stock”) or causing the Chart Preferred Stock to remain outstanding as preferred stock of the Surviving Company, in each case with such preferred stock having the same rights, privileges and voting powers, and limitations and restrictions thereof, as the shares of Chart Preferred Stock had in respect of Chart at the Effective Time), it being understood that such treatment shall comply with the terms of the Chart Certificate of Designations and that such amendment shall not change the Merger Consideration for holders of Chart Common Stock or otherwise be adverse to the holders of Chart Common Stock.

(e) Chart Capital Stock. At the Effective Time, subject to Section 3.01(d) (if applicable), all such shares of Chart Capital Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (each, a “Certificate”) that immediately prior to the Effective Time represented any such shares of Chart Capital Stock or non-certificated shares of Chart Capital Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Article III.

(f) Changes to Stock. If at any time between the date of this Agreement and the Effective Time, any change in the outstanding Chart Capital Stock shall occur by reason of any reclassification, recapitalization, stock split, subdivision or combination, consolidation, split-up, exchange or readjustment of shares or any stock dividend or stock distribution thereon with a record date or ex-dividend date during such period, or any similar extraordinary transaction or event (including any merger, consolidation, share exchange, business combination or similar transaction as a result of which Chart Capital Stock will be converted or exchanged (other than any conversion of Chart Preferred Stock into Chart Common Stock pursuant to the terms of the Chart Charter and the Chart Certificate of Designations)), the Merger Consideration and other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide to the holders of Chart Capital Stock the same economic effect as contemplated by this Agreement prior to such event; provided, for the avoidance of doubt, that this sentence shall not be construed to permit Chart to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 3.02. Exchange of Certificates and Book-Entry Shares.

(a) Paying Agent. Prior to the Effective Time, Baker Hughes shall designate a U.S. bank or trust company that is reasonably acceptable to Chart to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article III. At or prior to the Effective Time, Baker Hughes shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of holders of the shares of Chart Common Stock, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the shares of Chart Common Stock outstanding immediately prior to the Effective Time (other than the Canceled Shares and Dissenting Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to the provisions of this Article III (such cash being referred to as the “Payment Fund”). In the event the Payment Fund shall be insufficient to pay the Merger Consideration in accordance with Section 3.01(c), Baker Hughes shall as promptly as reasonably practicable deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment. Baker Hughes shall cause the Paying Agent to make delivery of the Merger Consideration out of the Payment Fund in accordance with this Agreement.

(b) Payment Procedures for Certificates.

(i) As promptly as reasonably practicable after the Effective Time, Baker Hughes shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Certificates (other than Certificates representing a Canceled Share) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the

Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 3.02(e)) to the Paying Agent, and which shall be in such form and shall have such other provisions as Baker Hughes may specify subject to Chart’s reasonable approval prior to the Effective Time) and (y) instructions for use in effecting the surrender of the Certificates to the Paying Agent.

(ii) With respect to Certificates, upon delivery of a letter of transmittal as contemplated in subsection (i) of this Section 3.02(b), duly completed and validly executed in accordance with such letter’s instructions (and such other documents as reasonably required by the Paying Agent), together with surrender of a Certificate to the Paying Agent (or an affidavit of loss in lieu of a Certificate as provided in Section 3.02(e)), the holder of record of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to be paid in accordance with this Article III, for each share of Chart Capital Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.02(b)(ii), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration to be paid in accordance with this Article III.

(iii) With respect to Certificates, if payment of the Merger Consideration to be paid in accordance with this Article III is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, Baker Hughes may cause the Paying Agent to pay the Merger Consideration to such Person only if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Paying Agent that any applicable stock transfer or similar Taxes have been paid or are not applicable.

(c) Payment Procedures for Book-Entry Shares.

(i) The Persons who were, at the Effective Time, holders of Book-Entry Shares shall not be required to take any action with respect to the exchange of their Book-Entry Shares for the Merger Consideration.

(ii) With respect to Book-Entry Shares not held through the Depository Trust Company (“DTC”), as promptly as reasonably practicable after the Effective Time, Baker Hughes shall cause the Paying Agent to mail to the holder of record of such Book-Entry Shares a check in the amount of the Merger Consideration payable to such holder that such holder has the right to receive pursuant to this Article III, as well as appropriate materials advising the holder of the completion of the Closing.

(iii) With respect to Book-Entry Shares held through DTC, Baker Hughes and Chart shall cooperate to establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as reasonably practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration to be paid in accordance with this Article III.

(iv) With respect to Book-Entry Shares, payment of the Merger Consideration to be paid in accordance with this Article III shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of Chart as of the Effective Time.

(d) Transfer Books; No Further Ownership Rights. Subject to Section 3.01(d) (if applicable):

(i) The Merger Consideration paid in respect of the Chart Capital Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all ownership rights in such Equity Interests, and at the Effective Time, the transfer books of Chart shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Company of the Equity Interests in Chart that were outstanding immediately prior to the Effective Time.

(ii) From and after the Effective Time, the holders of shares of Chart Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law.

(iii) Subject to the last sentence of Section 3.02(f), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to Baker Hughes or the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article III.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Baker Hughes or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Baker Hughes may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in accordance with this Article III, for each share of Chart Capital Stock formerly represented by such Certificate.

(f) Termination of Payment Fund. At any time following 180 days after the Effective Time, Baker Hughes shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund which has not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look only to Baker Hughes for, and Baker Hughes shall remain liable for, payment of their claims for the Merger Consideration that such holder has the right to receive in accordance with this Article III. Notwithstanding the foregoing, any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Baker Hughes or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund as directed by Baker Hughes. Any interest and other income resulting from such investments shall be paid to Baker Hughes.

(h) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Company or the Paying Agent shall be liable to any Person for Merger Consideration to be paid in accordance with this Article III, properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(i) Withholding Rights. Each of Baker Hughes and the Paying Agent (without duplication) shall be entitled to deduct and withhold, or to cause the applicable withholding agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

SECTION 3.03. Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Chart Common Stock that are issued and outstanding immediately prior to the Effective Time (other than the Canceled Shares) and that are held by holders of such shares of Chart Common Stock who have not voted in favor of the adoption of this Agreement or consented thereto in writing and are entitled to demand and properly demand appraisal of such shares, as applicable (the “Dissenting Shares”), pursuant to, and who have properly exercised and perfected their demands for appraisal rights under and comply in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the Appraisal Rights (it being understood and acknowledged that such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights); provided, that if any such holder (including any holder of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration pursuant to Section 3.01(c). “Proposed Dissenting Shares” means shares of Chart Common Stock whose holders provide demands for appraisal to Chart prior to the Chart Stockholders Meeting and do not vote in favor of the adoption of this Agreement, in each case in accordance with the Appraisal Rights. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the Appraisal Rights and as provided in the first sentence of this Section 3.03. Chart shall give Baker Hughes (i) notice and copies of any demands received by Chart for appraisals of shares of Chart Common Stock and (ii) the reasonable opportunity to direct all negotiations and proceedings with respect to such demands. Chart shall not, except with the prior written consent of Baker Hughes, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands, or agree to do any of the foregoing.

ARTICLE IV

Representations and Warranties of Baker Hughes

Baker Hughes hereby represents and warrants to Chart that the statements contained in this Article IV are true and correct.

SECTION 4.01. Organization, Standing and Power. Each Baker Hughes Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially impair or materially delay the ability of Baker Hughes or any Baker Hughes Party to consummate the Transactions or the Debt Financing (a “Baker Hughes Material Adverse Effect”). Each Baker Hughes Party (a) has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or license, in each case, except where the failure to be so qualified or licensed, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Baker Hughes Material Adverse Effect.

SECTION 4.02. Authority; Execution and Delivery; Enforceability. Each of the Baker Hughes Parties has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other Transactions, subject, in the case of the Merger, to the approval of this Agreement by the sole stockholder of Merger Sub (which approval shall occur as soon as reasonably practicable following the execution of this Agreement). The Baker Hughes Board has unanimously adopted resolutions (i) determining this Agreement, the Merger and the other Transactions advisable and in the best interests of Baker Hughes and its shareholders and (ii) approving this Agreement, the Merger and the other Transactions. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Board of Directors of Merger Sub has adopted resolutions (A) determining that this Agreement, the Merger and the other Transactions are advisable and in the best interests of Merger Sub and its sole stockholder, (B) adopting this Agreement and approving the Merger and (C) recommending that the sole stockholder of Merger Sub adopt this Agreement and approve the Merger and submitting this Agreement to the sole stockholder of Merger Sub for approval and adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except solely in the case of the Merger, for the approval of this Agreement and the Merger by the sole stockholder of Merger Sub, no other corporate or limited liability company proceedings (other than obtaining the approvals and making the filings contemplated by Section 4.03(b)(ii)) on the part of the Baker Hughes Parties are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger or the other Transactions. This Agreement has been duly executed and delivered by the Baker Hughes Parties and, assuming the due authorization, execution and delivery by Chart, constitutes a valid and binding agreement of the Baker Hughes Parties, enforceable against each Baker Hughes Party in accordance with its terms, in each case except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).

SECTION 4.03. No Conflicts; Consents. (a) The execution and delivery by each Baker Hughes Party of this Agreement does not, and the performance by each Baker Hughes Party of its obligations hereunder and the consummation of the Merger and the other Transactions and the Debt Financing will not, (i) conflict with, or result in any violation of any provision of, the certificate of incorporation and by-laws of Baker Hughes or Merger Sub, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon, any of the properties or assets of a Baker Hughes Party under, any provision of any Contract to which a Baker Hughes Party is a party or by which any of their respective properties or assets is bound or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.03(b), any Judgment or any Law, in each case applicable to a Baker Hughes Party or any Baker Hughes Subsidiary or their respective properties or assets, other than, in the case of the foregoing clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Baker Hughes Material Adverse Effect.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Authority is required to be obtained or made by or with respect to a Baker Hughes Party in connection with the execution and delivery of this Agreement by the Baker Hughes Parties or their performance of their obligations hereunder or the consummation by the Baker Hughes Parties of the Merger and the other Transactions, other than (i) compliance with and filings under the HSR Act, other Antitrust Laws and Foreign Investment Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and the submission of appropriate documents with the relevant authorities of other jurisdictions in which Baker Hughes and Chart, or their respective Subsidiaries, are qualified to do business, (iii) such filings with and approvals of Nasdaq as may be required to permit the consummation of the Merger and the listing of the shares of Baker Hughes Preferred Stock, if applicable, and (iv) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Baker Hughes Material Adverse Effect.

SECTION 4.04. Information Supplied. None of the information supplied or to be supplied by the Baker Hughes Parties for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first distributed to Chart’s stockholders or at the time of the Chart Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

SECTION 4.05. Investigations; Litigation. As of the date hereof, there is no Judgment outstanding against or, to the knowledge of Baker Hughes, investigation by any Governmental Authority involving Baker Hughes or any Baker Hughes Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Baker Hughes Material Adverse Effect. There are no Actions pending or, to the knowledge of Baker Hughes, threatened against Baker Hughes or any Baker Hughes Subsidiary, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Baker Hughes Material Adverse Effect.

SECTION 4.06. Financing.

(a) Baker Hughes has delivered to Chart a true and complete copy of the executed Debt Commitment Letter pursuant to which, and subject to the terms and conditions thereof, such Financing Sources have agreed to lend the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement and the related fees and expenses. Baker Hughes has also delivered to Chart a copy of any fee letter with any Debt Commitment Party (redacted in a customary manner to mask only the fees payable to the Debt Commitment Parties in respect of the Debt Financing, the rates and amounts included in the “market flex” provisions and other economic terms that would not (i) reasonably be expected to adversely affect the availability of the Debt Financing or to reduce the amount thereof to be less than the amount required to comply with the representation in Section 4.06(b) relating to the Debt Commitment Letter, (ii) impose any new condition or otherwise amend, modify or expand any conditions precedent to the funding of the Debt Financing or (iii) delay or prevent the Closing Date (any such fee letter, a “Fee Letter”).

(b) Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, the aggregate net proceeds from the Debt Financing, when funded in accordance with the Debt Commitment Letter, together with all other sources of cash available to the Baker Hughes Parties on the Closing Date, will be sufficient for the payment of all of the obligations of the Baker Hughes Parties under this Agreement and the Debt Commitment Letter, including the payment of the Merger Consideration, and all costs and expenses of the transactions contemplated hereby payable by the Baker Hughes Parties in connection with the transactions contemplated by this Agreement or refinancing of indebtedness contemplated by the Debt Commitment Letter (collectively, the “Financing Uses”).

(c) As of the date of this Agreement, the Debt Commitment Letter and the Fee Letters are in full force and effect and have not been withdrawn, terminated or rescinded, or amended, restated or otherwise modified or waived in any respect. The Debt Commitment Letter and the Fee Letters are each a legal, valid and binding obligation of Baker Hughes and Baker Hughes Holdings LLC (the “Borrower”) and, to the knowledge of Baker Hughes, each of the other parties thereto, enforceable against Baker Hughes and, to the knowledge of Baker Hughes, each of the other parties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, there are no conditions precedent or other contingencies directly or indirectly related to the funding of the full amount (or any portion) of the Debt Financing at or prior to the Closing, other than as expressly set forth in the Debt Commitment Letter as in effect on the date hereof. As of the date of this Agreement, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, constitutes, or could constitute, a breach, default or failure to satisfy a condition under the Debt Commitment Letter by or on the part of Baker Hughes or Borrower or, to Baker Hughes’s knowledge, any other party to the Debt Commitment Letter under the Debt Commitment Letter. As of the date of this Agreement, other than the Fee Letters, there are no side letters or other agreements, Contracts, arrangements or understandings of any kind (written or oral) directly or indirectly related to the Debt Financing or the Debt Commitment Letter. Baker Hughes and Borrower have fully paid all commitment fees and other fees required to be paid on or prior to the date of this Agreement in connection with the Debt

Financing. As of the date of this Agreement, Baker Hughes is not, and has no reason to be, aware of any fact, event or other occurrence that makes any of the representations or warranties in the Debt Commitment Letter inaccurate in any respect. As of the date of this Agreement, no Person that is a party to the Debt Commitment Letter has notified Baker Hughes (or any of its Affiliates or Representatives) of its intention to terminate any of its obligations under the Debt Commitment Letter or to not provide the Debt Financing.

(d) As of the date of this Agreement, assuming the conditions precedent set forth in Section 8.01 and Section 8.02 are satisfied (other than those that by their nature are to be satisfied at the Closing), Baker Hughes has no reason to believe that any of the conditions to the Debt Financing contemplated by the Debt Commitment Letter will not be satisfied on or prior to the Closing Date or that the full amount of the Debt Financing required to satisfy the Financing Uses will not be made available to Baker Hughes and Borrower on the Closing Date.

(e) Baker Hughes expressly understands and acknowledges that (i) obtaining the Debt Financing is not a condition to the Closing and (ii) notwithstanding anything contained in this Agreement to the contrary, Baker Hughes’s obligations hereunder are not conditioned in any manner upon Baker Hughes obtaining the Debt Financing or any Alternative Financing.

SECTION 4.07. No Vote of Baker Hughes Stockholders. No vote of the stockholders of Baker Hughes or the holders of any other securities of Baker Hughes or any of its Affiliates (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Baker Hughes or the applicable rules of any exchange on which securities of Baker Hughes or any of its Affiliates are traded, in order for Baker Hughes to consummate the Merger and the other Transactions. The vote or consent of Baker Hughes or one of its wholly owned Subsidiaries, as the sole stockholder of Merger Sub, is the only vote or consent of any holders of any securities of Merger Sub necessary to approve this Agreement and the Merger.

SECTION 4.08. Solvency. Baker Hughes is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Baker Hughes or any of its Subsidiaries. Each of Baker Hughes and the Surviving Company will be Solvent as of immediately after the consummation of the Merger and the other transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the sum of the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 4.09. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co. LLC, Centerview Partners LLC and Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by Baker Hughes, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Baker Hughes.

SECTION 4.10. Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Merger Sub has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued and outstanding. All of the issued and outstanding shares of Merger Sub Common Stock are, and at the Effective Time will be, owned, directly or indirectly, by Baker Hughes, and there are no other Equity Interests of Merger Sub.

SECTION 4.11. No Other Representations or Warranties. (a) Except for the representations and warranties expressly contained in Article V (as qualified by the Chart Disclosure Letter) or in a certificate delivered by Chart pursuant to this Agreement, each of the Baker Hughes Parties acknowledges and agrees that none of Chart or any other Person on behalf of Chart is making or has made any other express or implied representation or warranty with respect to (i) Chart or any of its Affiliates or their businesses, operations, assets, liabilities, condition (financial or otherwise) or otherwise or (ii) any other information provided to the Baker Hughes Parties or their Affiliates or Representatives, including any information, documents, presentations, projections, estimates, forecasts or other material, made available to the Baker Hughes Parties or their Affiliates or Representatives in any format, in each case in connection with the Transactions. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article V (as qualified by the Chart Disclosure Letter) or in a certificate delivered by Chart pursuant to this Agreement, each of the Baker Hughes Parties acknowledges and agrees that, in connection with the Transactions, neither Chart nor any other Person will have or be subject to any liability or obligation to the Baker Hughes Parties or any of their Affiliates or Representatives resulting from the distribution or failure to distribute to the Baker Hughes Parties or their Affiliates or their Representatives, or the use by such Persons of, any such information made available to the Baker Hughes Parties or their Affiliates or their Representatives or any other Person on behalf of such Persons in any format in connection with the Transactions.

(b) Each of the Baker Hughes Parties acknowledges and agrees that (i) none of the Baker Hughes Parties or their Affiliates or Representatives or any other Person on behalf of such Persons is relying on any representation or warranty of Chart or any of its Affiliates or Representatives except for the representations and warranties expressly contained in Article V (as qualified by the Chart Disclosure Letter) or in a certificate delivered by Chart pursuant to this Agreement, and all such other representations and warranties are expressly disclaimed by Chart and (ii) no Person has been authorized by Chart or any of its Affiliates or Representatives to make any representation or warranty relating to Chart or any of its Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by the Baker Hughes Parties or their Affiliates or Representatives or any other Person on their behalf.

ARTICLE V

Representations and Warranties of Chart

Chart hereby represents and warrants to the Baker Hughes Parties that the statements contained in this Article V are true and correct except as set forth in (a) the publicly available Chart SEC Documents filed on or after January 1, 2023 and at least one Business Day prior to the date of this Agreement (the “Filed Chart SEC Documents”) (excluding any disclosures in any “Risk Factors” section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, in each case, other than statements of historical fact included therein, and including, for the avoidance of doubt, all exhibits thereto and information incorporated therein), or (b) the corresponding sections or subsections of the disclosure letter delivered by Chart to Baker Hughes at or before the time of entering into this Agreement (the “Chart Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Chart Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to qualify, (i) the section or subsection of this Agreement to which it corresponds in number and (ii) each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection).

SECTION 5.01. Organization, Standing and Power. Chart and each Chart Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of Chart Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect. Chart and each of the Chart Subsidiaries (a) has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or license, in each case, except where the failure to be so qualified or licensed, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect. Prior to the date of this Agreement, Chart has made available to Baker Hughes true and complete copies of the amended and restated certificate of incorporation of Chart in effect as of the date of this Agreement (as may be further amended from time to time, the “Chart Charter”) and the amended and restated by-laws of Chart in effect as of the date of this Agreement (as may be further amended from time to time, the “Chart By-Laws”).

SECTION 5.02. Capital Structure. (a) As of the date of this Agreement, the authorized capital stock of Chart consists of 150,000,000 shares of Chart Common Stock and 10,000,000 shares of preferred stock, par value $0.01. At the close of business on July 25, 2025 (the “Chart Capitalization Date”), (i) 45,706,188 shares of Chart Common Stock were issued and 44,945,406 shares of Chart Common Stock were outstanding, (ii) 402,500 shares of Chart Preferred Stock were issued and outstanding, (iii) 3,405,955 shares of Chart Common Stock were reserved and available for issuance upon conversion of Chart Preferred Stock, (iv) 775,232 shares of Chart Common Stock were reserved for issuance under Chart Stock Plans, (v) 365,629 shares of Chart Common Stock were issuable upon the exercise of outstanding Chart Stock Options (whether or not presently exercisable), (vi) 156,979 shares of Chart Common Stock were subject to Chart RSUs and (vii) 97,663 and 232,787 shares of Chart Common Stock were subject to Chart PSUs (at target and maximum performance levels, respectively). Except as set forth in this Section 5.02, at the close of business on the Chart Capitalization Date, no Equity Interests of Chart were authorized, issued, reserved for issuance or outstanding.

(b) From the close of business on the Chart Capitalization Date to the date of this Agreement, there have been no issuances by Chart of any Equity Interest of Chart, other than the issuance of Chart Common Stock upon the exercise of Chart Stock Options or upon the vesting and settlement of Chart RSUs or Chart PSUs, in each case outstanding at the close of business on the Chart Capitalization Date and in accordance with their respective terms and Chart Benefit Plans in effect at such time. All outstanding shares of Chart Capital Stock are, and, at the time of issuance, all such shares issued in accordance with the terms of Chart Stock Plans will be, (i) duly authorized, validly issued, fully paid and nonassessable, (ii) free and clear of any Lien (except Liens on transfer imposed under applicable securities Laws) and (iii) not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Chart Charter, Chart By-Laws or any Contract to which Chart is subject or party to or otherwise bound.

(c) Except as set forth in this Section 5.02, as of the date of this Agreement, there are no:

(i) preemptive or other outstanding rights that obligate Chart to issue, deliver or sell, or give any Person a right to subscribe for or acquire from Chart, any Equity Interests of Chart (except for Chart Stock Options, Chart RSUs or Chart PSUs, in each case in accordance with their respective terms and conditions in effect as of the date of this Agreement);

(ii) outstanding obligations of Chart to directly or indirectly amend, redeem, repurchase or otherwise acquire any Equity Interests of Chart, except for (A) the acquisition by Chart of shares of Chart Common Stock in connection with the surrender of shares of Chart Common Stock by holders of Chart Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Chart Common Stock to satisfy Tax obligations with respect to Chart Stock Options, Chart RSUs or Chart PSUs and (C) the acquisition by Chart of Chart Stock Options, Chart RSUs or Chart PSUs in connection with the forfeiture of such awards, in the case of each of clauses (A)-(C) in accordance with the terms and conditions of the applicable award agreements or Chart Benefit Plans in effect as of the date of this Agreement;

(iii) Contracts, to which Chart is subject or party to or otherwise bound, with respect to the voting, transfer or registration of any Equity Interests of Chart or with respect to the election, designation or nomination of any director of Chart;

(iv) bonds, debentures, notes or other Indebtedness of Chart the holders of which have the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which stockholders of Chart may vote (collectively, “Chart Voting Debt”); or

(v) “poison pill” or other similar equityholder rights plan in effect to which Chart is subject or party to or otherwise bound.

SECTION 5.03. Chart Subsidiaries. All outstanding shares of capital stock, voting securities or other equity, ownership or voting interests in each Chart Subsidiary: (i) have been duly authorized, validly issued, fully paid and nonassessable; and (ii) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Law of its jurisdiction of organization, the Organizational Documents of such Subsidiary or any Contract to which Chart or any of the Chart Subsidiaries are, or, to the Knowledge of Chart, a shareholder of such Subsidiary is, subject, party to or otherwise bound.

SECTION 5.04. Authority; Execution and Delivery; Enforceability. (a) Chart has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other Transactions, subject, in the case of the Merger, to the receipt of Chart Stockholder Approval. The Chart Board has unanimously adopted resolutions (i) determining this Agreement, the Merger and the other Transactions are advisable, fair to, and in the best interests of, Chart and its stockholders, (ii) adopting this Agreement and approving the Merger and (iii) recommending that Chart’s stockholders approve this Agreement and the Merger (the “Chart Recommendation”) and directing that this Agreement and the Merger be submitted to Chart’s stockholders for adoption and approval at a duly held meeting of such stockholders for such purpose (the “Chart Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the approval of this Agreement and the Merger by the affirmative vote of the holders of a majority of the shares of Chart Common Stock (the “Chart Stockholder Approval”), no other corporate proceedings (other than obtaining the approvals and making the filings contemplated by Section 5.05(b)(iii)) on the part of Chart are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger or the other Transactions. This Agreement has been duly executed and delivered by Chart and, assuming the due authorization, execution and delivery by the Baker Hughes Parties, constitutes a valid and binding agreement of Chart, enforceable against it in accordance with its terms, in each case subject to the Bankruptcy and Equity Exception.

(b) Assuming the accuracy of the representations made in Section 4.02, the Chart Board has taken all necessary actions so that no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulations (each, a “Takeover Statute”) is applicable to the Transactions.

SECTION 5.05. No Conflicts; Consents. (a) The execution and delivery by Chart of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other Transactions will not, (i) assuming that the Chart Stockholder Approval is obtained, conflict with, or result in any violation of any provision of, (A) the Chart Charter or Chart By-Laws or (B) the comparable charter or Organizational Documents of any Chart Subsidiary, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon, any of the properties or assets of Chart or any Chart Subsidiary under, any provision of any Chart Material Contract to which Chart or any Chart Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 5.05(b), any Judgment or any Law, in each case applicable to Chart or any Chart Subsidiary or their respective properties or assets (assuming that Chart Stockholder Approval is obtained), other than, in the case of the foregoing clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect or would not be reasonably expected to prevent or materially impair the ability of Chart to consummate the Transactions.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Authority is required to be obtained or made by or with respect to Chart or any Chart Subsidiary in connection with the execution and delivery of this Agreement by Chart or its performance of its obligations hereunder or the consummation by Chart of the Merger and the other Transactions, other than (i) (A) the filing with the SEC of the Proxy Statement in definitive form and (B) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions, (ii) compliance with and filings under the HSR Act, other Antitrust Laws and Foreign Investment Laws, (iii) the filing of the Certificate of Merger with the Secretary of State and the submission of appropriate documents with the relevant authorities of other jurisdictions in which Baker Hughes and Chart, or their respective Subsidiaries, are qualified to do business, (iv) such filings with and approvals of Nasdaq as may be required to permit the consummation of the Merger and the listing of the shares of Baker Hughes Preferred Stock, if applicable, and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect or would not be reasonably expected to prevent or materially impair the ability of Chart to consummate the Transactions.

SECTION 5.06. SEC Documents. (a) Chart has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and other documents (including exhibits thereto and information incorporated therein) required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2023 (such documents filed with or furnished to the SEC since such date, including those filed with or furnished to the SEC subsequent to the date of this Agreement (but excluding the Proxy Statement, as it may be amended or supplemented), in each case as may be amended or supplemented, the “Chart SEC Documents”).

(b) Each Chart SEC Document, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. Each Chart SEC Document, as of the time of its filing (or, if amended or supplemented prior to the date of this Agreement, then at the time of such amendment or supplement), did not, and any Chart SEC Document filed with or furnished to the SEC subsequent to the date of this Agreement will not at the time of its filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(c) Chart is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.

(d) Chart maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by Chart in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Chart’s filings with the SEC under the Exchange Act. Chart maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Chart has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Chart’s auditors and the audit committee of the Chart Board (i) any “significant deficiencies” or “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Chart’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Chart’s internal controls over financial reporting.

(e) Each of the consolidated balance sheets included in or incorporated by reference into Chart SEC Documents (including the related notes and schedules) fairly presents or, in the case of Chart SEC Documents filed after the date of this Agreement, will fairly present, in each case in all material respects, the consolidated financial position of Chart and the Chart Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, comprehensive income, equity and cash flows included in or incorporated by reference into Chart SEC Documents (including any related notes and schedules) fairly presents, or, in the case of Chart SEC Documents filed after the date of this Agreement, will fairly present, in each case in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Chart and the Chart Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(f) Neither Chart nor any of the Chart Subsidiaries has incurred any Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of Chart or any of the Chart Subsidiaries, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, require the public listing of such Indebtedness, debt securities or rights or the maintenance by Chart or any of the Chart Subsidiaries of registration under the Exchange Act.

SECTION 5.07. Information Supplied. None of the information supplied or to be supplied by Chart for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first distributed to Chart’s stockholders or at the time of the Chart Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by Chart with respect to statements made or incorporated by reference therein based on information supplied by a Baker Hughes Party for inclusion or incorporation by reference therein.

SECTION 5.08. Absence of Certain Changes or Events. (a) From March 31, 2025 to the date of this Agreement, there has not occurred any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Chart Material Adverse Effect.

(b) From March 31, 2025 to the date of this Agreement, except for the execution and performance of this Agreement, Chart and the Chart Subsidiaries have carried on and conducted their respective businesses in all material respects in the ordinary course of business.

(c) From March 31, 2025 to the date of this Agreement, Chart and the Chart Subsidiaries have not taken any action that, if taken after the date hereof, would constitute a breach of, or otherwise require the consent of Baker Hughes under, any of the covenants set forth in clauses (i)(A), (iv)(A)(1), (vi), (vii), (viii), (ix) and (xvi) of Section 6.01(b).

SECTION 5.09. Taxes. (a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect:

(i) Chart and each Chart Subsidiary (A) have duly and timely (with extension) filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete, (B) have paid all Taxes that are required to be paid (whether or not shown on any Tax Return) and (C) have withheld and paid over to the appropriate taxing authority all Taxes that Chart or any Chart Subsidiary was obligated to withhold from amounts owing to any employee, creditor or third party;

(ii) no deficiency with respect to Taxes has been proposed, asserted or assessed, in each case, in writing, against Chart or any Chart Subsidiary that has not been either fully paid or adequately reserved against in the balance sheets included in the Filed Chart SEC Documents;

(iii) neither Chart nor any Chart Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect other than, in each case, any such extension in the ordinary course of business or any such extension for a period of no longer than six months;

(iv) there are no pending or, to the Knowledge of Chart, threatened audits, examinations, investigations or other proceedings in respect of Taxes of Chart or any Chart Subsidiary;

(v) none of Chart or any Chart Subsidiary is a party to any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or agreements that are not primarily related to Taxes or agreements exclusively between or among Chart and its wholly owned Subsidiaries) or has any liability for Taxes of any Person (other than Chart or any of its wholly owned Subsidiaries) by reason of Contract, assumption, operation of Law, Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or transferee or successor liability;

(vi) there are no Liens for Taxes upon any property or assets of Chart or any Chart Subsidiary, except for Permitted Liens; and

(vii) no unresolved claim has been made in writing by any Governmental Authority in a jurisdiction where Chart or any Chart Subsidiary has not filed a Tax Return that Chart or the applicable Chart Subsidiary is or may be subject to Tax by such jurisdiction.

(b) Neither Chart nor any Chart Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c) Within the past two years, neither Chart nor any Chart Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

SECTION 5.10. Benefits Matters. (a) Section 5.10(a) of the Chart Disclosure Letter sets forth a list of each material Chart Benefit Plan (except for Chart Benefit Plans that are filed publicly with the SEC). Chart has made available to Baker Hughes prior to the execution of this Agreement with respect to each material Chart Benefit Plan (except for Chart Benefit Plans that are publicly filed with the SEC), to the extent applicable: (1) all plan documents and all amendments thereto, (2) the most recent annual actuarial valuation, if any, and the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto) and (3) the most recent determination letter received from the IRS with respect thereto.

(b) All Chart Benefit Plans are in compliance with applicable Laws (including, if applicable, ERISA and the Code), except as would not be reasonably likely to result in any liability that is material to Chart or any Chart Subsidiary, taken as a whole.

(c) Each Chart Benefit Plan that is subject to and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of Chart, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Each Chart Benefit Plan that is intended to qualify for special tax treatment under the Laws of jurisdictions outside of the United States meets all the requirements for such treatment, except as, individually or in the aggregate, has not had and would not have a Chart Material Adverse Effect.

(d) Each Multiemployer Plan maintained, sponsored or contributed to, or required to be contributed to, by Chart or any Chart ERISA Affiliate (a “Chart Multiemployer Plan”), as of the date of this Agreement, is listed in Section 5.10(d) of the Chart Disclosure Letter, and true and complete copies of each such Multiemployer Plan and all amendments thereto have been made available to Baker Hughes prior to the date of this Agreement. With respect to any Chart Multiemployer Plan, (i) neither Chart nor any Chart ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect and (ii) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not reasonably be expected to have a Chart Material Adverse Effect.

(e) All contributions required to be made by Chart or any Chart Subsidiary under each Chart Benefit Plan and each Chart Multiemployer Plan have been timely made and all obligations in respect of each Chart Benefit Plan and Chart Multiemployer Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Filed Chart SEC Documents, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect.

(f) There is no pending or, to the Knowledge of Chart, threatened litigation relating to Chart Benefit Plans, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect.

(g) Neither Chart nor any Chart Subsidiary has any obligations for material retiree health or life benefits under any of the Chart Benefit Plans or any collective bargaining agreement, except as required by Section 4980B of the Code or Section 601 of ERISA.

(h) Except as set forth in Section 5.10(h) of the Chart Disclosure Letter, none of the execution and delivery of this Agreement, the obtaining of stockholder approval of this Agreement or the consummation of the Transactions will (whether alone or in connection with any other event) (i) result in any material compensatory payment or benefit becoming due, or increase the amount of any such material payment or benefit, to any current or former director, officer, employee, consultant or other service provider of Chart or any Chart Subsidiary; (ii) result in the acceleration of the time of material payment, funding, forgiveness of debt or vesting of any material payment or benefit to any current or former director, officer, employee, consultant or other service provider of Chart or any Chart Subsidiary; (iii) limit Chart’s or any Chart Subsidiary’s right to amend, modify or terminate any Chart Benefit Plan or related trust; or (iv) result in the payment of any amount by Chart or any Chart Subsidiary, in each case that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the payment of an excise Tax by any current or former director, employee, consultant or other service provider of Chart or any Chart Subsidiary under Section 4999 of the Code.

(i) Neither Chart nor any Chart Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred pursuant to Sections 409A, 280G or 4999 of the Code.

SECTION 5.11. Labor Matters. (a) Since January 1, 2023 and as of the date hereof, except as would not result in any material liability to Chart and any Chart Subsidiary, taken as a whole, neither Chart nor any Chart Subsidiary (i) has been the subject of any Action asserting that Chart or any Chart Subsidiary has committed an unfair labor practice or seeking to compel Chart or any Chart Subsidiary to bargain with any labor union or labor organization or (ii) has been subject to or threatened with any labor strikes, walkouts, work stoppages, slow-downs or lockouts.

(b) Chart is, and has been since January 1, 2023, in compliance with all applicable Laws and Judgments governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, harassment, civil rights, safety and health and workers’ compensation except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect.

SECTION 5.12. Litigation; Undisclosed Liabilities. (a) There is no, and since January 1, 2023, there has been no, Judgment outstanding against or, to the Knowledge of Chart, investigation by any Governmental Authority involving Chart or any Chart Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Chart Material Adverse Effect. There are no Actions pending or, to the Knowledge of Chart, threatened against Chart or any of the Chart Subsidiaries, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect.

(b) There are no obligations or liabilities of Chart or any of the Chart Subsidiaries, whether or not accrued, contingent or otherwise, other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Chart as of March 31, 2025 and the notes thereto set forth in Chart’s quarterly report on Form 10-Q for the quarterly period ending March 31, 2025; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2025; (iii) liabilities or obligations arising out of this Agreement, the Merger or the other Transactions (and which do not arise out of a breach by Chart of any representation or warranty in this Agreement); and (iv) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect.

(c) There is no, and since January 1, 2023, there have been no, internal investigations conducted by the Chart Board (or any committee thereof), any compliance officer of Chart or any auditor or legal counsel at the request of any of the foregoing concerning any alleged improper, wrongful or fraudulent financial, accounting or tax matter or practice, or any conflict of interest, illegal activity, fraudulent or deceptive conduct or malfeasance issues, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect.

SECTION 5.13. Compliance with Applicable Laws; Permits. (a) Except in each case for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect, (i) Chart and the Chart Subsidiaries are, and since January 1, 2023, have been, in compliance with all applicable Laws and Judgments, and (ii) there is no, and since January 1, 2023, there has been no, Action pending or, to the Knowledge of Chart, threatened alleging that Chart or a Chart Subsidiary is not in compliance with any applicable Law or Judgment.

(b) Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect, (i) Chart and the Chart Subsidiaries hold all valid Permits necessary to conduct their respective businesses, (ii) the operation of the business of Chart and each of the Chart Subsidiaries as currently conducted is not, and has not been since January 1, 2023, in violation of, nor are Chart or any of the Chart Subsidiaries in default or violation under, any Permits and, to the Knowledge of Chart, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit and (iii) all Permits necessary to conduct the respective businesses of Chart and the Chart Subsidiaries are in full force and effect.

SECTION 5.14. Anti-Corruption; Sanctions; Anti-Money Laundering. (a) Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect, Chart, the Chart Subsidiaries and, to the Knowledge of Chart, their respective officers, directors, employees and agents are in compliance with, and since January 1, 2021, have complied with: (i) the provisions of the FCPA applicable to Chart, the Chart Subsidiaries and such officers, directors, employees and agents, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Chart and the Chart Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Chart or any Chart Subsidiary. Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect, since January 1, 2023, to the Knowledge of Chart, none of Chart, the Chart Subsidiaries or their respective officers, directors, employees and agents have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case in violation of the FCPA or any Laws described in clause (ii) of the preceding sentence.

(b) Chart and the Chart Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Chart and the Chart Subsidiaries operate.

(c) Neither Chart nor any Chart Subsidiary, nor, to the Knowledge of Chart, any director, manager or employee of Chart or any Chart Subsidiary (in his or her capacity as a director, manager or employee of Chart or any Chart Subsidiary), is, or since January 1, 2021, has been, subject to any actual, pending or, to the Knowledge of Chart, threatened Actions, or, since January 1, 2021, has made any voluntary disclosures to any Governmental Authority, involving Chart or any Chart Subsidiary relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws, except for such Actions and voluntary disclosures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect.

(d) (i) Without limiting the generality of the foregoing, Chart and each of the Chart Subsidiaries is in compliance in all material respects with, and since January 1, 2021, has complied in all material respects with, Trade Control and Sanctions Regulations, except for such non- compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect. Chart and the Chart Subsidiaries also (A) have instituted and maintain policies and procedures designed to ensure compliance with the Trade Control and Sanctions Regulations in each jurisdiction in which Chart and the Chart Subsidiaries operate or are otherwise subject to jurisdiction and (B) have maintained such policies and procedures in force.

(ii) Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect, neither Chart nor any Chart Subsidiary, nor, to the Knowledge of Chart, any director, manager or employee of Chart or any Chart Subsidiary (in his or her capacity as a director, manager or employee of Chart or any Chart Subsidiary), (A) is, or since January 1, 2021, has been, subject to any actual, pending or, to the Knowledge of Chart, threatened Actions, or, since January 1, 2021, has made any voluntary disclosures to any Governmental Authority, involving Chart or any Chart Subsidiary relating to the Trade Control and Sanctions Regulations, or (B) makes, or since January 1, 2021, has made, any sales to, or engages, or since January 1, 2021, has engaged, in business activities with or for the benefit of, any Persons or jurisdictions that are the subject or target of any Trade Control and Sanctions Regulations, in each case under this clause (B), in violation thereof.

SECTION 5.15. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect:

(a) Chart and the Chart Subsidiaries are and, since January 1, 2023, have been, in compliance with all Environmental Laws, and neither Chart nor any Chart Subsidiary has received any unresolved or outstanding (i) written communication from a Governmental Authority or other Person that alleges that Chart or any Chart Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law or (ii) written request for information pursuant to any Environmental Law;

(b) Chart and the Chart Subsidiaries have obtained, and since January 1, 2023, have been in compliance with, all Permits required pursuant to any Environmental Law for their respective operations as currently conducted and all such Permits are valid and in full force and effect and, to the Knowledge of Chart, will not be subject to modification or revocation as a result of the Transactions;

(c) there are no Environmental Claims pending or, to the Knowledge of Chart, threatened against Chart or any Chart Subsidiary;

(d) there is no legally binding order by or with any Governmental Authority pursuant to Environmental Law under which Chart or any Chart Subsidiary has any outstanding obligations;

(e) there has been no Release of, or exposure to, any Hazardous Material, and, to the Knowledge of Chart, there have been no other environmental, health and safety incidents, that would reasonably be expected to form the basis of any Environmental Claim against, or obligation to conduct or fund any cleanup or remedial activities pursuant to Environmental Law on the part of, Chart or any Chart Subsidiary; and

(f) neither Chart nor any Chart Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against, or obligation to conduct or fund any cleanup or remedial activities pursuant to Environmental Law on the part of, Chart or any Chart Subsidiary.

SECTION 5.16. Contracts. (a) Section 5.16 of the Chart Disclosure Letter sets forth a list as of the date of this Agreement of each Chart Material Contract. For purposes of this Agreement, “Chart Material Contract” means any of the following Contracts (including amendments, supplements and side letters thereto) to which either Chart or any Chart Subsidiary is a party or by which Chart or any Chart Subsidiary is otherwise bound, other than Contracts only among Chart and its wholly owned Subsidiaries, that:

(i) is required to be filed by Chart as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been filed;

(ii) (x)(A) is with a Chart Top Customer or Chart Top Supplier or (B) material to the business of Chart and the Chart Subsidiaries, taken as a whole, and (y) provides that Chart or any of its Affiliates will not compete with any other Person, or which grants “most favored nation” protections to the counterparty to such Contract;

(iii) (x)(A) is with a Chart Top Customer or Chart Top Supplier or (B) material to the business of Chart and the Chart Subsidiaries, taken as a whole, and (y) restricts or purports to limit in any material respect either the type of business in which Chart or its Affiliates may engage or the manner or locations in which any of them may so engage in any business;

(iv) (x)(A) is with a Chart Top Customer or Chart Top Supplier or (B) material to the business of Chart and the Chart Subsidiaries, taken as a whole, and (y) requires Chart or its Affiliates to deal exclusively with any Person or group of related Persons and is reasonably likely to provide for annual revenues or expenses of $20,000,000 or more;

(v) relates to the formation, creation, operation, governance, management or control of any partnership or joint venture, in each case material to Chart and the Chart Subsidiaries, taken as a whole, other than with respect to any partnership that is wholly owned by Chart or any wholly owned Chart Subsidiary;

(vi) is a Chart Real Property Lease;

(vii) (x) is with a Chart Top Customer or Chart Top Supplier and (y) pursuant to which Chart or any Chart Subsidiary grants or is granted a license or a covenant not to sue or consent to use, in each case, relating to any Intellectual Property that is material to Chart and the Chart Subsidiaries, taken as a whole, other than (A) non-exclusive licenses for off-the-shelf software, (B) any other non-exclusive licenses for Intellectual Property that are available on standard terms and generally commercially available and (C) Contracts containing non-exclusive licenses of Intellectual Property that are incidental to the primary purpose of the applicable Contract;

(viii) provides for Indebtedness of Chart or any Chart Subsidiary having an outstanding or committed amount in excess of $10,000,000, whether secured or unsecured, other than Indebtedness solely between or among any of Chart and any of its wholly owned Subsidiaries;

(ix) contains a put, call or similar right pursuant to which Chart or any Chart Subsidiary would be required to purchase or sell, as applicable, any Equity Interests of any Person or assets of any Person at a fair market value that would reasonably be expected to exceed $5,000,000;

(x) is with any Governmental Authority that is a Chart Top Customer; and

(xi) provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), business (whether by merger, sale of stock, sale of assets or otherwise) or real property, in each case (A) with any outstanding material obligations, including any material indemnification obligations or any outstanding material “earn-out” payments, that exceed $5,000,000 or (B) which occurred in the two years prior to the date hereof at a purchase or sale price that exceeds or would reasonably be expected to exceed $5,000,000.

(b) True and complete copies of each Chart Material Contract have been made available to Baker Hughes prior to the date of this Agreement.

(c) Each of the Chart Material Contracts, and each Contract entered into after the date hereof that would have been a Chart Material Contract if entered into prior to the date hereof (each, a “Chart Additional Contract”) is (or if entered into after the date hereof, will be), subject to the Bankruptcy and Equity Exception, valid and binding on Chart or any of the Chart Subsidiaries, as the case may be and, to the Knowledge of Chart, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect. Neither Chart nor any of the Chart Subsidiaries nor, to the Knowledge of Chart, any other party is in breach of or in default under any Chart Material Contract or Chart Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder, in each case except for such breaches and defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Chart Material Adverse Effect. Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect, as of the date of this Agreement, neither Chart nor any of the Chart Subsidiaries has received written notice alleging a breach of or default under any Chart Material Contract or of an intent to terminate or materially amend the terms and conditions of such Chart Material Contract.

SECTION 5.17. Real and Personal Properties. (a) Section 5.17(a) of the Chart Disclosure Letter sets forth a list, as of the date of this Agreement, of the street address of each Chart Owned Real Property. Chart or a Chart Subsidiary, as applicable, has good and marketable title to each Chart Owned Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not been and would not reasonably be expected to be material to Chart and the Chart Subsidiaries.

(b) Section 5.17(b) of the Chart Disclosure Letter sets forth a list, as of the date of this Agreement, of the street address of each Chart Leased Real Property, together with a description of the underlying Chart Real Property Lease. Chart or a Chart Subsidiary, as applicable, has a good and valid leasehold, subleasehold or licensee interest in each Chart Leased Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not been and would not reasonably be expected to be material to Chart and the Chart Subsidiaries. With respect to each Chart Real Property Lease, (i) such Chart Real Property Lease is valid, in full force and effect, and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) none of Chart, the applicable Chart Subsidiary or, to the Knowledge of Chart, any other party to such Chart Real Property Lease is in default or breach thereunder, and (iii) no event or circumstance has occurred that, with or without notice, lapse of time or both, would result in a breach of, or constitute an event of default under the provisions of, such Chart Real Property Lease or result in a termination thereof, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect.

(c) Chart or a Chart Subsidiary, as applicable, is in exclusive possession of each Chart Real Property and no third party has a right to use or occupy all or any portion of any Chart Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect. With respect to the Chart Owned Real Property, (i) there are no outstanding options or rights of first refusal or offer for the benefit of a third party to purchase or lease all or any portion of any Chart Owned Real Property, (ii) none of the Chart Owned Real Property is presently subject to any mortgage or deed of trust and (iii) there are no existing, pending or threatened condemnation, eminent domain or other similar proceedings affecting all or any portion of any Chart Owned Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect. With respect to the Chart Leased Real Property, to the Knowledge of Chart, there are no existing, pending or threatened condemnation, eminent domain or other similar proceedings affecting all or any portion thereof, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect.

(d) Chart and each Chart Subsidiary has good and valid title to, or valid license or leasehold interests in, all its respective personal properties and assets (the “Chart Properties”), free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect. Chart and each Chart Subsidiary has complied with the terms of all leases, subleases and licenses entitling it to use Chart Properties (the “Chart Leases”), and all Chart Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect.

(e) Notwithstanding the foregoing, this Section 5.17 does not relate to Intellectual Property matters, which are the subject of Section 5.19.

SECTION 5.18. Customers and Suppliers. (a) Section 5.18 of the Chart Disclosure Letter sets forth a list of (i) the top twenty customers of Chart and the Chart Subsidiaries, taken as a whole, measured by bookings made by such customer during the fiscal year ended December 31, 2024 (each, a “Chart Top Customer”) and (ii) the top twenty suppliers, manufacturers or service providers of Chart and the Chart Subsidiaries, taken as a whole (other than any wholly owned Chart Subsidiary), measured by aggregate payments made by Chart or any Chart Subsidiary during the fiscal year ended December 31, 2024 (each, a “Chart Top Supplier”).

(b) Since December 31, 2024 through the date of this Agreement, neither Chart nor any of the Chart Subsidiaries has received, from any Chart Top Customer or Chart Top Supplier, written communications (i) terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce), or materially altering the terms (or stating the intent to materially alter the terms) of such Chart Top Customer’s or Chart Top Supplier’s relationship with Chart or any Chart Subsidiary or (ii) indicating a material breach of the terms of any Contracts with such Chart Top Customer or Chart Top Supplier, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect.

SECTION 5.19. Intellectual Property. Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect:

(a) Chart or a Chart Subsidiary, as applicable, solely owns all right, title and interest in and to Chart Registered Intellectual Property free and clear of all Liens other than Permitted Liens; and (y) Chart Registered Intellectual Property is subsisting and, to the Knowledge of Chart, valid and enforceable.

(b) Chart and the Chart Subsidiaries own or have valid licenses or rights to use all Intellectual Property used in the operation of the businesses of Chart and each of the Chart Subsidiaries as currently operated, and such ownership or right to use such Intellectual Property will not be adversely affected by the execution and delivery of this Agreement, the obtaining of shareholder approval of this Agreement or the consummation of the Transactions.

(c) Neither Chart nor any of the Chart Subsidiaries has, since January 1, 2023, (i) made any written claim to any Person alleging that such Person has infringed, misappropriated or otherwise violated any Chart Intellectual Property, or (ii) received any written claim from any Person alleging that Chart or any Chart Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of such Person and, to the Knowledge of Chart, no claims are threatened against Chart or any Chart Subsidiary alleging that Chart or any Chart Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of any Person. To the Knowledge of Chart, (i) neither Chart nor any of the Chart Subsidiaries has, since January 1, 2023, infringed, misappropriated or otherwise violated the Intellectual Property of any Person and (ii) no Person has, since January 1, 2023, infringed, misappropriated or otherwise violated any Chart Intellectual Property.

(d) Chart and the Chart Subsidiaries use commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in Chart Intellectual Property, and neither Chart nor any of the Chart Subsidiaries has disclosed, delivered or licensed any Trade Secrets included in Chart Intellectual Property to any third party, other than subject to nondisclosure or confidentiality obligations, which have not been violated by Chart or any Chart Subsidiary or, to the Knowledge of Chart, any other party thereto.

(e) Chart and the Chart Subsidiaries do not incorporate or dynamically link any Software that is licensed, distributed or made available under the terms of any license that is recognized as an “open-source software license” by the Open Source Initiative (“Open Source Software”) into the Products or Software owned by Chart or any Chart Subsidiary in a manner that (i) requires the disclosure or delivery to any Person of source code owned by Chart or any Chart Subsidiary that embodies Chart Intellectual Property or any of the Products (collectively, “Chart Source Code”), (ii) requires derivative works based on Chart Source Code to be made publicly available under the same license, (iii) allows for reverse engineering, reverse assembly or disassembly of software that incorporates or is dynamically linked to Chart Source Code, or (iv) prohibits or limits the receipt of consideration in connection with sublicensing or distributing software that incorporates or is dynamically linked to Chart Source Code. Chart and the Chart Subsidiaries are in sole possession of Chart Source Code, except for any Open Source Software.

(f) Any current or former employee or independent contractor of Chart and each Chart Subsidiary who, either alone or with others, has created, developed or invented any Chart Intellectual Property has entered into a written agreement with Chart or such Chart Subsidiary, as applicable, that assigns such Chart Intellectual Property to Chart or such Chart Subsidiary, as applicable, or Chart or such Chart Subsidiary is the owner of such Chart Intellectual Property by operation of law. No current or former employee or independent contractor of Chart or any Chart Subsidiary has any ownership rights in or to any Chart Intellectual Property.

SECTION 5.20. IT Systems. Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect:

(a) Chart and the Chart Subsidiaries have implemented and maintained commercially reasonable security and other measures designed to protect the Products and the IT Systems used in connection with the operation of the business of Chart and each of the Chart Subsidiaries as currently conducted (the “Chart IT Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse and have in place commercially reasonable disaster recovery and security plans, and procedures relating to such Products and Chart IT Systems, in each case, consistent with industry standards and in compliance with applicable Privacy Legal Requirements. To Chart’s Knowledge, since January 1, 2023, (i) there has been no unauthorized access to or unauthorized use of the Products or Chart IT Systems and (ii) such Products and Chart IT Systems have not malfunctioned or failed; in either case that has not been resolved to the reasonable satisfaction of Chart or the Chart Subsidiaries.

(b) The Products and Chart IT Systems operate and perform in accordance with their documentation and functional specifications. To the Knowledge of Chart, none of the Products or Chart IT Systems currently contain any virus, “trojan horse,” worm or other code, software routine or instructions designed and intended to permit unauthorized access to or to disable, erase or otherwise harm the Products, Chart IT Systems or Personal Data collected, used, or held for use by Chart or any Chart Subsidiary.

SECTION 5.21. Data Security and Privacy. Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect:

(a) Since January 1, 2023, (i) Chart and the Chart Subsidiaries have complied with all Privacy Legal Requirements and (ii) neither Chart nor any of the Chart Subsidiaries has (A) been subject to any Action regarding its collection, storage, transfer, maintenance or use of any Personal Data and there are no such Actions pending or, to the Knowledge of Chart, threatened related to any alleged non-compliance with any applicable Privacy Legal Requirements or (B) notified, or been legally required to notify, any Person in connection with a breach, loss or disclosure of, or unauthorized access to, Personal Data.

(b) The consummation and performance of this Agreement and the other transactions contemplated hereby will not breach or otherwise cause any violation of any Privacy Legal Requirements that would result in any constraint on the use of Personal Data for the operation of the business of Chart and each of the Chart Subsidiaries as currently operated following the Closing.

SECTION 5.22. Affiliate Transactions. Except for (i) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Chart SEC Documents or (ii) any Chart Benefit Plans, as of the date of this Agreement, there are no Contracts between Chart or any Chart Subsidiary, on the one hand, and any (x) present executive officer or director of Chart, (y) Person that, to the Knowledge of Chart, is the record or beneficial owner of more than 5% of the shares of Chart Common Stock as of the date of this Agreement or (z) to the Knowledge of Chart, any affiliate of any such executive officer, director or owner (other than Chart or any Chart Subsidiary), on the other hand.

SECTION 5.23. Insurance. Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect, (a) each insurance policy of Chart or any Chart Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy was purported to be in effect and (b) neither Chart nor any of the Chart Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by Chart or any of the Chart Subsidiaries pending under any such policies that (i) to the Knowledge of Chart, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (ii) if not paid would constitute a Chart Material Adverse Effect.

SECTION 5.24. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Wells Fargo Securities, LLC (the “Chart Financial Advisor”), the fees and expenses of which will be paid by Chart, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Chart. Prior to the execution of this Agreement, Chart has furnished to Baker Hughes true and complete copies of all Contracts, including any engagement letters, between or among Chart and the Chart Financial Advisor relating to the Transactions.

SECTION 5.25. Flowserve Agreement. Prior to the execution of this Agreement, the Agreement and Plan of Merger, dated as of June 3, 2025, by and among Chart, Big Sur Merger Sub, Inc., Napa Merger Sub LLC and Flowserve (the “Flowserve Agreement”), was terminated in accordance with its terms. There were not any amendments or modifications to the Flowserve Agreement prior to its termination. As of the date of this Agreement, Chart has not received written notice from Flowserve of any breach of the Flowserve Agreement.

SECTION 5.26. Opinion of Financial Advisor. The Chart Board has received an opinion from the Chart Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Chart Common Stock. Promptly after the execution of this Agreement, Chart will furnish to Baker Hughes, solely for informational purposes, a true and complete copy of the written opinion of the Chart Financial Advisor, it being expressly understood and agreed that such opinion is for the benefit of the Chart Board only and may not be relied upon by the Baker Hughes Parties or any other Person.

SECTION 5.27. No Other Representations or Warranties. (a) Except for the representations and warranties expressly contained in Article IV or in a certificate delivered by Baker Hughes pursuant to this Agreement, Chart acknowledges and agrees that none of the Baker Hughes Parties or any other Person on behalf of the Baker Hughes Parties is making or has made any other express or implied representation or warranty with respect to (i) the Baker Hughes Parties or any of their Affiliates or their businesses, operations, assets, liabilities, condition (financial or otherwise) or otherwise or (ii) any other information provided to Chart or its Affiliates or Representatives, including any information, documents, presentations, projections, estimates, forecasts or other material, made available to Chart or its Affiliates or Representatives in any format, in each case in connection with the Transactions. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article IV or in a certificate delivered by Baker Hughes pursuant to this Agreement, Chart acknowledges and agrees that, in connection with the Transactions, none of the Baker Hughes Parties or any other Person will have or be subject to any liability or obligation to Chart or any of its Affiliates or Representatives resulting from the distribution or failure to distribute to Chart or its Affiliates or their Representatives, or the use by such Persons of, any such information made available to Chart or its Affiliates or their Representatives or any other Person on behalf of such Persons in any format in connection with the Transactions.

(b) Chart acknowledges and agrees that (i) neither Chart nor any of its Affiliates or Representatives or any other Person on behalf of such Persons is relying on any representation or warranty of the Baker Hughes Parties or any of their Affiliates or Representatives except for the representations and warranties expressly contained in Article IV or in a certificate delivered by Baker Hughes pursuant to this Agreement, and all such other representations and warranties are expressly disclaimed by the Baker Hughes Parties and (ii) no Person has been authorized by the Baker Hughes Parties or any of their Affiliates or Representatives to make any representation or warranty relating to the Baker Hughes Parties or any of their Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by Chart or its Affiliates or Representatives or any other Person on their behalf.

ARTICLE VI

Covenants Relating to Conduct of Business

SECTION 6.01. Conduct of Business.

(a) [Reserved.]

(b) Conduct of Business by Chart. Except for (x) matters set forth in Section 6.01(b) of the Chart Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement, (y) as required by applicable Law or Judgment or (z) with the prior written consent of Baker Hughes (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Chart shall, and shall cause each Chart Subsidiary to, (1) conduct its business in the ordinary course in all material respects and (2) use commercially reasonable efforts to (A) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees, (B) maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, and (C) maintain in effect all of its material Permits; provided that no action by Chart or any Chart Subsidiary with respect to matters specifically addressed by clauses (b)(i) through (b)(xix) of this Section 6.01 shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant clause. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.01(b) of the Chart Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or Judgment, or with the prior written consent of Baker Hughes (which shall not be unreasonably withheld, conditioned or delayed), Chart shall not, and shall not permit any Chart Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, voting securities or other equity, ownership or voting interests, other than dividends and distributions by a direct or indirect wholly owned Chart Subsidiary to Chart or any other wholly owned Chart Subsidiary, except for regular quarterly dividends on Chart Preferred Stock paid pursuant to the Chart Certificate of Designations as described on Section 6.01(b)(i)(A) of the Chart Disclosure Letter, (B) split, combine, subdivide or reclassify any of its capital stock, voting securities or other equity, ownership or voting interests, or securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity, ownership or voting interests or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Interests of Chart or any Chart Subsidiary, other than (1) the acquisition by Chart of shares of Chart Common Stock in connection with the surrender of shares of Chart Common Stock by holders of Chart Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Chart Common Stock to satisfy Tax obligations with respect to the exercise of Chart Stock Options and the vesting and settlement of Chart RSUs and Chart PSUs and (3) the acquisition by Chart of Chart Stock Options, Chart RSUs and Chart PSUs in connection with the forfeiture of such awards, in the case of each of the foregoing clauses (1) - (3), in accordance with the terms and conditions of the Chart Benefit Plans and the applicable award agreements in effect as of the date of this Agreement or as otherwise permitted by this Agreement;

(ii) (A) amend the Chart Charter, the Chart Certificate of Designations or the Chart By-Laws or (B) amend in any material respect the charter or Organizational Documents of any Chart Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law;

(iii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any Equity Interests of Chart or any Chart Subsidiary (other than the issuance of Chart Common Stock (I) upon the exercise of Chart Stock Options or the vesting and settlement of Chart RSUs or Chart PSUs or other awards pursuant to the Chart Stock Plans, in each case outstanding at the close of business on the date of this Agreement, and as required by any Chart Benefit Plan as in effect as of the date of this Agreement, (II) in connection with mandatory conversion of the Chart Preferred Stock pursuant to the terms of the Chart Preferred Stock or (III) as otherwise expressly permitted by this Agreement) or (B) any Chart Voting Debt;

(iv) except as required by any Chart Benefit Plan as in effect as of the date of this Agreement, and subject to Section 6.01(b) of the Chart Disclosure Letter, (A)(1) grant to any executive officer of Chart (each, a “Chart Senior Executive”) any increase in compensation or other benefits or (2) grant to any current or former director, officer, employee or independent contractor of Chart or any Chart Subsidiary who is not a Chart Senior Executive any increase in compensation or other benefits, except, in the case of this clause (2), in the ordinary course of business consistent with past practice, (B) take any action to accelerate the vesting or payment of compensation or benefits under any Chart Benefit Plan (including any equity-based awards), (C) change any actuarial or other assumptions used to calculate funding obligations with respect to any Chart Benefit Plan, the manner in which contributions to such plans are made or the basis on which such contributions are determined, (D) grant to any person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, (E) hire any individual who would become a Chart Senior Executive (other than hiring to replace a departed employee if such hired employee receives substantially similar terms of employment as the departed employee) or (F) establish, adopt, amend or terminate any material Chart Benefit Plan or amend the terms of any outstanding equity-based awards;

(v) in each case other than in the ordinary course of business, enter into, amend or terminate any collective bargaining agreement or other Contract with a labor union, collective bargaining unit, works council or other labor organization;

(vi) make any material change in financial accounting methods, principles or practices, except as required by a change in GAAP (or interpretation thereof) after the date of this Agreement;

(vii) directly or indirectly acquire or agree to acquire in any transaction any Equity Interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (A) purchases of supplies, raw materials and inventory in the ordinary course of business consistent with past practice, (B) short-term investments of cash in marketable securities in the ordinary course of business and (C) if the aggregate amount of the consideration paid or transferred by Chart and the Chart Subsidiaries in connection with such transaction is less than $5,000,000 individually or $10,000,000 in the aggregate (or, if the Merger is not consummated on or before the Initial Outside Date, $20,000,000 in the aggregate), except, in the case of each of the foregoing clauses (A)-(C), to the extent that such action would or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or the other Transactions (taking into account, among other things, the impact of such acquisition on the ability to obtain Regulatory Approvals prior to the Outside Date);

(viii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than a Permitted Lien), or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice and excluding Intellectual Property, which is the subject of Section 6.01(b)(xvi)), or any interests therein, with a fair market value in excess of $5,000,000 individually or $10,000,000 in the aggregate (or, if the Merger is not consummated on or before the Initial Outside Date, $20,000,000 in the aggregate), except for Liens used to secure Indebtedness permitted to be incurred under Section 6.01(b)(ix);

(ix) incur any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, except for (A) borrowings under the Chart Credit Facility in accordance with the terms thereof and in the ordinary course of business consistent with past practice; (B) in replacement of existing Indebtedness that has matured, or is scheduled to mature, after the date of this Agreement and within the twelve-month period following such incurrence of the replacement Indebtedness (1) on prevailing market terms or on terms substantially consistent with or more beneficial to Chart and the Chart Subsidiaries, taken as a whole, than the Indebtedness being replaced and (2) prepayable or redeemable at any time at the option of Chart (or the applicable Chart Subsidiary), subject to customary notice requirements, without premium or penalty; (C) among Chart and its wholly owned Chart Subsidiaries entered into in the ordinary course of business; (D) commercial paper issued in the ordinary course of business; (E) letters of credit or performance bonds entered into in connection with customer orders in the ordinary course of business; and (F) hedging in compliance with the hedging strategy of Chart as of the date of this Agreement in the ordinary course of business consistent with past practice and not for speculative purposes;

(x) forgive any loans to directors, officers, employees or other service providers of Chart or any Chart Subsidiary;

(xi) make, or agree or commit to make, any loans, advances (other than for ordinary course business expenses) or capital expenditures, except in an amount not in excess of 107.5% of the capital expenditure budget in the annual operating plan set forth in Section 6.01(b)(xi) of the Chart Disclosure Letter (in respect of either 2025 or 2026);

(xii) in each case other than in the ordinary course of business or as expressly permitted by any other clause of this Section 6.01(b), enter into any Contract that would have been a Chart Material Contract had it been entered into prior to this Agreement, or amend, waive any material rights under or terminate any Chart Material Contract, to the extent consummation of the Merger or compliance by Chart or any Chart Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the material properties or assets of Chart or any Chart Subsidiary under, or require Baker Hughes, Chart or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any material increased, additional, accelerated or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xiii) enter into, amend, waive any material rights under, or terminate any Chart Material Contract or Chart Additional Contract other than (A) in the ordinary course of business consistent with past practice or (B) as expressly permitted by any other clause of this Section 6.01(b); provided that, other than in respect of renewals of such Contract in the ordinary course of business consistent with past practice, the exception in the foregoing clause (A) shall not apply to any Contract of the type set forth in Section 5.16(a)(ii), Section 5.16(a)(iii), Section 5.16(a)(iv) or Section 5.16(a)(vi);

(xiv) waive, release, assign, settle or compromise any Action, in each case other than (A) in the ordinary course of business and (B) waivers, releases, assignments, settlements or compromises that do not create material obligations of Chart or any of the Chart Subsidiaries, or, following the Closing, Baker Hughes or any of the Baker Hughes Subsidiaries, other than the payment of monetary damages (1) equal to or less than the amounts reserved with respect thereto on the Filed Chart SEC Documents or (2) not in excess of $2,500,000 individually and $5,000,000 in the aggregate (or, if the Merger is not consummated on or before the Initial Outside Date, $10,000,000 in the aggregate);

(xv) cancel any material Indebtedness of a third party to Chart or any Chart Subsidiary or waive any claims or rights of substantial value, in each case other than (A) in the ordinary course of business or (B) in connection with any settlement permitted by Section 6.01(b)(xiv);

(xvi) (A) sell, assign, transfer, grant, license (other than non-exclusive licenses), encumber or dispose of any material Chart Intellectual Property, other than disposal of obsolete assets, or (B) abandon, fail to renew, maintain or pursue application for any material Chart Intellectual Property, except, in the case of each of (A) and (B), in the ordinary course of business;

(xvii) (A) make or change any material Tax election, (B) adopt or change any material method of Tax accounting or change any Tax accounting period, (C) file any material amended Tax Return, (D) settle or compromise any Tax audit or proceeding relating to Taxes that involves a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any material Tax or (F) enter into, amend or terminate an advance pricing agreement with a Governmental Authority;

(xviii) merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate, other than (A) transactions of the type contemplated by Section 6.01(b)(vii) or Section 6.01(b)(viii) which are permitted thereby, (B) mergers or consolidations of a Chart Subsidiary in which such Subsidiary is the surviving entity in connection with an acquisition not otherwise prohibited by this Agreement and (C) mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Chart Subsidiary that would not and would not reasonably be expected to prevent or materially impair or delay the consummation of the Merger or the other Transactions; or

(xix) agree, resolve or commit to do any of the foregoing actions.

(c) Control of Operations. Notwithstanding the foregoing, nothing contained in this Agreement shall give Baker Hughes or Chart, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time.

SECTION 6.02. No Solicitation by Chart; Chart Recommendation. (a) Except as otherwise provided in this Agreement, from the date of this Agreement until the Effective Time, Chart shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, directly or indirectly:

(i) initiate, induce, solicit, facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Chart Takeover Proposal;

(ii) engage or otherwise participate in any discussions or negotiations relating to any Chart Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Chart Takeover Proposal (other than to state that the terms of this provision prohibit such discussions or negotiations, or discussions solely to clarify the terms of a Chart Takeover Proposal);

(iii) furnish any information to any Person in connection with any Chart Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Chart Takeover Proposal; or

(iv) otherwise cooperate in any way with any Person (whether or not a Person making a Chart Takeover Proposal) with respect to any Chart Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Chart Takeover Proposal.

Chart shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Chart Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Chart Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(b) Notwithstanding the foregoing, at any time prior to obtaining the Chart Stockholder Approval, in response to a written Chart Takeover Proposal made after the date of this Agreement that the Chart Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to result in a Superior Chart Proposal, and which Chart Takeover Proposal did not result from a breach of Section 6.02(a), Chart and its Representatives at the request of Chart may, subject to compliance with Section 6.02(e):

(i) contact and engage in discussions with such Person or group of Persons making such Chart Takeover Proposal (and its or their Representatives) to clarify the terms and conditions thereof or to notify such Person or group of Persons (or its or their Representatives) of the provisions of this Section 6.02;

(ii) furnish information with respect to Chart and the Chart Subsidiaries to the Person or group of Persons making such Chart Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Baker Hughes or is provided to Baker Hughes prior to or substantially concurrently with the time it is provided to such Person or group of Persons) pursuant to a customary confidentiality agreement not less restrictive of such Person or group of Persons than the Confidentiality Agreement (except that such confidentiality agreement (i) need not include any “standstill” or similar obligations, but only to the extent that Baker Hughes is, concurrently with the entry by Chart or the Chart Subsidiaries into such confidentiality agreement, released from any “standstill” or similar obligations in the Confidentiality Agreement, (ii) shall not prohibit Chart from complying with this Section 6.02 or contain terms that would restrict in any manner Chart’s ability to consummate the Merger or the other Transactions and (iii) shall not include any provision providing for an exclusive right to negotiate with Chart prior to the valid termination of this Agreement); provided, however, that if the Person or group of Persons making such Chart Takeover Proposal is a competitor of Chart or any Chart Subsidiary, Chart shall not furnish to such Person or group of Persons, in connection with any actions permitted by this Section 6.02(b), any information that in the good-faith determination of Chart constitutes commercially sensitive non-public information, other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on Chart from sharing such information; and

(iii) participate in discussions regarding the terms of such Chart Takeover Proposal and the negotiation of such terms with, and only with, the Person or group of Persons making such Chart Takeover Proposal (and its or their Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 6.02(a) and this Section 6.02(b) by any Affiliates of Chart or any of its or their Representatives shall constitute a breach of Section 6.02(a) and this Section 6.02(b) by Chart.

(c) Except as set forth below, neither the Chart Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Baker Hughes), or propose publicly to withdraw (or qualify or modify in any manner adverse to Baker Hughes), or otherwise make any statement inconsistent with, the Chart Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Chart Takeover Proposal or (C) fail to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Chart Takeover Proposal

(including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of Chart) within ten Business Days after the commencement of such tender offer or exchange offer (any action in the foregoing clause (i) being referred to as a “Chart Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Chart or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other Contract (other than a confidentiality agreement referred to in Section 6.02(b)(ii)) constituting or related to a Chart Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Chart Stockholder Approval, but not after, the Chart Board may, subject to compliance with the terms of this Section 6.02 (including Section 6.02(d)), make a Chart Adverse Recommendation Change in response to (A) a Chart Takeover Proposal received after the execution of this Agreement that did not result from a breach of Section 6.02(a) (and has not then been withdrawn), or cause Chart to terminate this Agreement pursuant to Section 9.01(f) in order to substantially concurrently enter into a definitive agreement with respect to such Chart Takeover Proposal, if the Chart Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Chart Takeover Proposal constitutes a Superior Chart Proposal or (B) a Chart Intervening Event, in the case of the foregoing clause (A) or (B), if the Chart Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law.

(d) The Chart Board and any committee thereof shall not, and shall cause Chart not to, make a Chart Adverse Recommendation Change pursuant to Section 6.02(c) or cause Chart to terminate this Agreement pursuant to Section 9.01(f) unless (i) Chart first delivers to Baker Hughes a written notice (a “Chart Notice”) (which notice itself shall not constitute a Chart Adverse Recommendation Change) advising Baker Hughes that the Chart Board intends to take such action and specifying the reasons therefor, including (x) in the case of a Superior Chart Proposal, the terms and conditions of such Superior Chart Proposal, the identity of the Person or group of Persons making such Superior Chart Proposal and copies of any Chart Takeover Proposal Materials in respect of such Superior Chart Proposal, or (y) in the case of a proposed Chart Adverse Recommendation Change in response to a Chart Intervening Event, a description of such Chart Intervening Event in reasonable detail, (ii) to the extent Baker Hughes wishes to negotiate, Chart makes itself available to negotiate with, and causes its Representatives to make themselves available to negotiate with, Baker Hughes in good faith during the four Business Days following receipt by Baker Hughes of the Chart Notice (the “Chart Notice Period”) in order to enable Baker Hughes to propose revisions to the terms of this Agreement or the Transactions so that the failure to make such a Chart Adverse Recommendation Change or to terminate this Agreement to enter into a definitive agreement with respect to such Superior Chart Proposal would no longer be inconsistent with the fiduciary duties of the Chart Board under applicable Law and (iii) following the Chart Notice Period, and after considering the results of any such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Baker Hughes, the Chart Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) in the case of a Chart Adverse Recommendation Change in connection with a Chart Takeover Proposal, (1) such Chart Takeover Proposal continues to constitute a Superior Chart Proposal and (2) the failure to make a Chart Adverse Recommendation

Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any amendment to any financial or other material term of the Chart Takeover Proposal that was previously the subject of the Chart Notice shall require a new Chart Notice pursuant to clause (i) of this provision) or (B) in the case of a Chart Adverse Recommendation Change in response to a Chart Intervening Event, (1) such Chart Intervening Event remains in effect and (2) the failure to make a Chart Adverse Recommendation Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any material changes to the circumstances surrounding such Chart Intervening Event that were previously the subject of the Chart Notice shall require a new Chart Notice pursuant to clause (i) of this provision).

(e) In addition to the obligations of Chart set forth above, Chart shall promptly, and in any event within twenty-four hours of the receipt thereof by Chart, any of its Affiliates or any of their respective Representatives (or within forty-eight hours of such receipt by any external Representatives), advise Baker Hughes orally and in writing of any Chart Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Chart Takeover Proposal, the material terms and conditions of any such Chart Takeover Proposal (including any changes thereto) and the identity of the Person or group of Persons making any such Chart Takeover Proposal and provide to Baker Hughes copies of any Chart Takeover Proposal Materials. Chart shall (i) keep Baker Hughes informed in all material respects and on a current basis of the status and details (including any change to the terms thereof) of any Chart Takeover Proposal and (ii) provide to Baker Hughes as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including all proposals, counterproposals and drafts of agreements) exchanged between Chart or any Chart Subsidiary, on the one hand, and the Person or group of Persons making any such Chart Takeover Proposal, on the other hand, that describes any of the terms or conditions of any Chart Takeover Proposal (such correspondence and other written materials, “Chart Takeover Proposal Materials”).

(f) Nothing contained in this Section 6.02 shall prohibit Chart from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or making a customary “stop, look and listen” communication to the stockholders of Chart pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that in no event shall Chart or the Chart Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.02(c).

(g) For purposes of this Agreement:

“Chart Intervening Event” means any material event or development or material change in circumstances with respect to Chart and the Chart Subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by, the Chart Board (or any member thereof) as of, or prior to, the date hereof and (ii) does not involve or relate to the receipt, existence or terms of any Chart Takeover Proposal (or any proposal or inquiry that would reasonably be expected to lead to a Chart Takeover Proposal or direct and indirect consequence thereof); provided that (x) in no event shall any action that is taken by Baker Hughes to the extent required by the affirmative covenants set forth in Section 7.03, and the consequences of any such action, constitute a Chart Intervening Event and (y) in no event shall any change in the market price, trading volume or ratings of any securities or Indebtedness of Chart, any Chart

Subsidiary, Baker Hughes or any Baker Hughes Subsidiary or the fact that, in and of itself, Chart or any Chart Subsidiary exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period constitute a Chart Intervening Event; provided, however, that the underlying causes of any such change or event may be considered in determining whether a Chart Intervening Event has occurred.

“Chart Takeover Proposal” means a bona fide proposal or offer (whether or not in writing) from any Person or group of Persons (other than Baker Hughes or any of the Baker Hughes Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Chart and the Chart Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Chart Board or any duly authorized committee thereof), or of assets to which 20% or more of Chart’s revenues or earnings on a consolidated basis are attributable, including in each case through the acquisition of one or more Chart Subsidiaries owning such assets, (ii) acquisition of 20% or more of the aggregate voting power of the capital stock of Chart (or options, rights or warrants to purchase, or securities convertible into, such interests), (iii) tender offer or exchange offer that if consummated would result in any Person or group of Persons (other than Baker Hughes or any of the Baker Hughes Subsidiaries) beneficially owning 20% or more of any class of Equity Interests of Chart or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint venture or similar transaction involving Chart pursuant to which any Person or group of Persons (or their equityholders) (other than Baker Hughes or any of the Baker Hughes Subsidiaries) would acquire, directly or indirectly, 20% or more of the consolidated assets of Chart and the Chart Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Chart Board or any duly authorized committee thereof), or assets to which 20% or more of Chart’s net revenues or earnings on a consolidated basis are attributable or 20% or more of the aggregate voting power of Chart or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Chart or the resulting direct or indirect parent of Chart or such surviving entity; provided, however, that this Agreement and the Transactions shall not be deemed a Chart Takeover Proposal.

“Superior Chart Proposal” means a bona fide written Chart Takeover Proposal, made after the date of this Agreement and that did not result from a breach of Section 6.02(a), that would result in any Person or group of Persons (or their equityholders) (other than Baker Hughes or any of its Affiliates) becoming, directly or indirectly, the beneficial owner of all or substantially all of the consolidated assets of Chart and the Chart Subsidiaries or more than 50% of the aggregate voting power of the capital stock of Chart, that the Chart Board has determined in its good-faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) is reasonably likely to be consummated in accordance with its terms (taking into account all legal, financial, regulatory and timing aspects of the proposal and the Person or group of Persons making the proposal) and (ii) if consummated, would result in a transaction more favorable to the stockholders of Chart from a financial point of view than the Transactions (after taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of this Agreement (including any proposed changes to the terms of this Agreement or the Transactions pursuant to Section 6.02(d) and the time likely to be required to consummate such Chart Takeover Proposal)).

ARTICLE VII

Additional Agreements

SECTION 7.01. Preparation of the Proxy Statement; Chart Stockholders Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, Chart shall prepare and cause to be filed with the SEC a preliminary proxy statement to be sent to the stockholders of Chart relating to the Chart Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Chart shall use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and shall use reasonable best efforts to respond to any comments by the SEC staff in respect of the preliminary Proxy Statement as promptly as reasonably practicable after the receipt thereof, and shall cause the definitive Proxy Statement to be mailed to Chart’s stockholders as promptly as practicable following the time the Proxy Statement is cleared by the SEC for mailing to Chart’s stockholders. Baker Hughes shall furnish such information concerning itself and its Affiliates to Chart, and provide such other assistance, as is customarily included in a proxy statement prepared in connection with a transaction of the type contemplated by this Agreement or as otherwise required by Law, requested by the SEC or its staff or as Chart may reasonably request. Chart shall promptly notify Baker Hughes upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall provide Baker Hughes with copies of all correspondence between Chart or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Merger or the other Transactions. Chart shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or distributing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC or the staff of the SEC with respect thereto, Chart (A) shall provide Baker Hughes with a reasonable opportunity to review and comment on such document or response, including the proposed final version of such document or response (unless, in the case of responding to comments from the SEC or the staff of the SEC, pursuant to a telephone call initiated by the SEC), (B) shall include in such document or response all comments reasonably proposed by Baker Hughes and (C) shall not file or distribute such document or respond to the SEC prior to receiving the approval of Baker Hughes, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by Chart that are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to Baker Hughes or its business, financial condition or results of operations, or the combined entity. Each of Chart and Baker Hughes shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Transactions.

(b) If prior to the Effective Time, any event occurs with respect to Baker Hughes or any Baker Hughes Subsidiary, or any change occurs with respect to other information supplied by Baker Hughes for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Baker Hughes shall promptly notify Chart of such event, and Chart and Baker Hughes shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law or Judgment, in disseminating the information contained in such amendment or supplement to the stockholders of Chart. Nothing in this Section 7.01(b) shall limit the obligations of any party under Section 7.01(a).

(c) If prior to the Effective Time, any event occurs with respect to Chart or any Chart Subsidiary, or any change occurs with respect to other information supplied by Chart for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Chart shall promptly notify Baker Hughes of such event, and Chart and Baker Hughes shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law or Judgment, in disseminating the information contained in such amendment or supplement to the stockholders of Chart. Nothing in this Section 7.01(c) shall limit the obligations of any party under Section 7.01(a).

(d) Chart shall, in accordance with this Agreement, applicable Law and the Chart Charter and Chart By-Laws, convene and hold the Chart Stockholders Meeting as soon as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Chart Stockholder Approval. Without the prior written consent of Baker Hughes, the Chart Stockholders Meeting shall be for the sole purpose of seeking the Chart Stockholder Approval. Chart shall solicit the Chart Stockholder Approval and, subject to Section 6.02(c), shall, through the Chart Board, recommend to its stockholders that they give the Chart Stockholder Approval and shall include such recommendation in the Proxy Statement, except to the extent that the Chart Board shall have made a Chart Adverse Recommendation Change as permitted by Section 6.02(c). Except as expressly contemplated by the immediately preceding sentence, Chart agrees that its obligations pursuant to this Section 7.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Chart of any Chart Takeover Proposal or by the making of any Chart Adverse Recommendation Change by the Chart Board. Notwithstanding the foregoing provisions of this Section 7.01(d), Chart may, after consultation with Baker Hughes, adjourn, recess or postpone the Chart Stockholders Meeting (i) if it is necessary to postpone or adjourn the Chart Stockholders Meeting to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of Chart within a reasonable amount of time in advance of the Chart Stockholders Meeting, (ii) if as of the time for which the Chart Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Chart Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Chart Stockholders Meeting or (iii) to solicit additional proxies for the purpose of obtaining the Chart Stockholder Approval (including at the request of Baker Hughes in connection with the foregoing); provided that, without the prior written consent of Baker Hughes (such consent not to be unreasonably withheld, conditioned or delayed), the Chart Stockholders Meeting will not be postponed or adjourned (x) by more than 10 days or (y) with respect to the foregoing clause (ii), by more than 15 days after the date on which the Chart Stockholders Meeting was (or was required to be) originally scheduled, in each case excluding any adjournments or postponements required by applicable Law or Judgment and, provided, further, that the Chart Stockholders Meeting shall not be postponed or adjourned to a date on or after three (3) Business Days prior to the Outside Date.

(e) For the avoidance of doubt, notwithstanding any Chart Adverse Recommendation Change, Chart shall submit this Agreement to its stockholders for approval at the Chart Stockholders Meeting unless this Agreement is terminated in accordance with Article IX prior to the Chart Stockholders Meeting.

(f) Immediately following the execution and delivery of this Agreement by each of the parties hereto, Baker Hughes shall execute as sole stockholder of Merger Sub, or cause the sole stockholder of Merger Sub to execute, a written consent approving this Agreement and the Plan of Merger, the Merger and the other Transactions in accordance with the relevant provisions of the DGCL.

SECTION 7.02. Access to Information; Confidentiality. Subject to applicable Law and Judgment, Chart shall, and shall cause each Chart Subsidiary to, afford to Baker Hughes and to Baker Hughes’s Representatives reasonable access during normal business hours, upon reasonable advance notice, during the period from the date of this Agreement until the Effective Time, to all their respective properties, assets, books, Contracts, commitments, personnel and records (other than to the extent relating to the negotiation and execution of this Agreement or, except as expressly provided in Section 6.02, to any Chart Takeover Proposal) and, during such period, Chart shall, and shall cause each of the Chart Subsidiaries to, furnish promptly to Baker Hughes (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Baker Hughes may reasonably request; provided, however, that Chart may withhold any document or information the disclosure of which would cause a violation of any Contract or Law to which Chart or such Chart Subsidiary is a party or subject (provided that, in the case of any such Contract, Chart shall use its reasonable best efforts to obtain the required consent of the applicable counterparty to such access or disclosure) or the disclosure of which would be reasonably likely to risk a loss of legal privilege (provided that Chart shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not be reasonably likely to risk a loss of legal privilege). If any material is withheld by Chart pursuant to the proviso to the preceding sentence, Chart shall, to the extent possible without violating an agreement or risking a loss of legal privilege, inform Baker Hughes as to the general nature of what is being withheld and use commercially reasonable efforts to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Baker Hughes, including by implementing appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection (such as the arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided), if the parties hereto determine that doing so would reasonably permit the disclosure of such information without violating applicable Law, Judgment or confidentiality agreement or jeopardizing such privilege. All information exchanged pursuant to this Section 7.02 shall be subject to the amended and restated confidentiality agreement dated July 18, 2025 between Chart and Baker Hughes, as amended from time to time in accordance with its terms (the “Confidentiality Agreement”).

SECTION 7.03. Filings; Other Actions; Notification. (a) Chart and Baker Hughes shall, subject to Section 6.02 and Section 7.03(c), cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws and Judgments to consummate and make effective the Merger and (to the extent contemplated to occur by the Outside Date) the other Transactions prior to the Outside Date, including by preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as soon as reasonably practicable after the date of this Agreement the notifications, filings and other information required to be filed in connection with the Required Regulatory Approvals) and to obtain prior to the Outside Date all Consents, authorizations and Regulatory Approvals necessary or advisable to be obtained from any third party or any Governmental Authority in order to consummate the Merger or any of the other Transactions (in each case, as mutually agreed by the parties, taking into account the advice of antitrust counsel of each party). In furtherance and not in limitation of the covenants of the parties contained in this Section 7.03 (but subject to Section 7.03(c)), each of the parties hereto shall use its reasonable best efforts to resolve prior to the Outside Date such objections, if any, as may be asserted by any Governmental Authority in connection with any Antitrust Law or any Foreign Investment Law with respect to the Transactions and effect the dissolution of any Legal Restraint in any Action, that would otherwise have the effect of preventing the consummation of the Transactions (including by defending any lawsuits or other legal proceedings by Governmental Authorities, whether judicial or administrative, challenging this Agreement or the Transactions). Baker Hughes shall pay all filing fees related to Regulatory Approvals.

(b) Subject to applicable Laws relating to the exchange of information, each of Baker Hughes and Chart shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Baker Hughes or Chart, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the Merger and the other Transactions. To the extent permitted by applicable Law and Judgment, each party shall provide the other with copies of all substantive written correspondence between it (or its advisors) and any Governmental Authority relating to the Merger and the other Transactions and, to the extent reasonably practicable and permitted by Law and the applicable Governmental Authority, all telephone calls and meetings with a Governmental Authority regarding the Transactions shall include representatives of Baker Hughes and Chart. Baker Hughes and Chart shall coordinate with respect to Antitrust Laws and Foreign Investment Laws and with respect to the appropriate course of action with respect to obtaining the Regulatory Approvals necessary or appropriate to consummate the Merger and (to the extent contemplated to occur by the Outside Date) the other Transactions prior to the Outside Date. In furtherance of the foregoing and to the extent permitted by applicable Law and Judgment, (A) each party shall notify the other of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Authority relating to the matters that are the subject of this Section 7.03 sufficiently far in advance to permit the other party a reasonable opportunity to review and comment on such submission, (B) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (C) such party shall promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry, (D) each party shall consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Authority relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Authority relating thereto and (E) each party shall not agree to participate in any substantive meeting or discussion with any such Governmental Authority unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate therein; provided that materials furnished pursuant to this Section 7.03 may be redacted as necessary to address reasonable attorney-client or other privilege concerns, to remove references concerning the valuation of either Baker Hughes or Chart, or as necessary to avoid disclosure of competitively sensitive information; provided further that competitively sensitive information shall be provided to the other party’s outside antitrust counsel without redaction (who shall not share such competitively sensitive information with their clients or any other Person). Baker Hughes shall, in each case after reasonable consultation with Chart, control, lead, develop and direct, and make all final determinations as to the timing and appropriate course of action with respect to, (i) all communications and strategy for making filings under and obtaining any Regulatory Approvals with respect to Antitrust Laws or Foreign Investment Laws and for dealing with any Governmental Authority with respect to all Antitrust Laws or Foreign Investment Laws, and (ii) the defense strategy for dealing with any Actions challenging (or threatening to challenge), and any Legal Restraints preventing (or threatening to prevent), this Agreement or the consummation of the Transactions. Chart and Baker Hughes shall not, and shall cause their respective Affiliates not to, (A) commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under, or enter into a timing agreement with respect to, any Antitrust Law or any Foreign Investment Law or (B) pull and refile any filing made under the HSR Act, in the case of each of the foregoing clauses (A) and (B) without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Without limiting the generality of the foregoing, but subject to the remainder of this Section 7.03(c), Baker Hughes shall (and shall cause its Affiliates to) use reasonable best efforts to take any and all steps necessary or prudently advisable to avoid or eliminate any impediment under any Antitrust Law and Foreign Investment Law so as to enable the parties hereto to consummate the Closing and avoid any Action by any Governmental Authority which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date, including proposing, negotiating, committing to, agreeing to, and accepting, by consent decree, hold separate orders, or otherwise, (i) any prohibition of or limitation on its or their ownership of any portion of their respective businesses or assets, (ii) any requirement to divest, hold separate, sell, license or otherwise dispose of any portion of its or their respective businesses or assets, (iii) any requirement to terminate, amend or replace any of its or their respective existing relationships or contractual rights and obligations, including any venture or other arrangement, (iv) any prohibition of or limitation on its or their ability to acquire or hold or exercise full rights of ownership of any capital stock of any of the Baker Hughes Subsidiaries, Chart or the Surviving Company, or their respective Subsidiaries, (v) creating any relationship, contractual rights or obligations of Baker Hughes, its Affiliates, Chart or Chart’s Subsidiaries or (vi) any other limitation on its or their ability to, or the manner in which they, operate, conduct or exercise decision-making over their respective businesses, assets or operations as may be requested or required by any Governmental Authority, in each case, to permit the consummation of the Closing prior to the Outside Date (any such action or limitation described in clauses (i) through (vi), a “Restriction”); provided that, notwithstanding the foregoing, nothing in this Section 7.03(c) or any other provision of this Agreement shall require Baker Hughes or any of the Baker Hughes Subsidiaries to (and neither Chart nor any of the Chart Subsidiaries shall, or shall offer or agree to, do any of the following without Baker Hughes’s prior written consent): (i) divest, hold separate, sell, license or otherwise dispose of any businesses (or portions thereof) or assets (A) of Baker Hughes or its Affiliates or (B) that would reasonably be expected, individually or in the aggregate, to result in a loss of aggregate revenues of Baker Hughes and the Baker Hughes Subsidiaries following the Merger (including Chart and its Subsidiaries) representing more than five percent (5%) of the aggregate annual revenues of Chart and its Subsidiaries, taken as a whole, in each case as measured by reference to the twelve (12) months ended December 31, 2024, or (ii) propose, negotiate, commit to, agree to or accept any other Restriction that, individually or in the aggregate with all other Restrictions, would reasonably be expected to have a material and adverse impact on the business of either Baker Hughes or Chart (with materiality in either case being measured based on a business the size of Chart and its Subsidiaries) or the anticipated benefits to Baker Hughes of the Transactions. If a Governmental Authority of competent jurisdiction with respect to the Required Regulatory Approvals commences a judicial or administrative proceeding under any Antitrust Law or Foreign Investment Law challenging, or seeking to restrain or prohibit, the consummation of the Merger, (A) each of the parties hereto shall use their respective reasonable best efforts to contest, defend and/or appeal such proceeding on the merits, (B) Baker Hughes shall be entitled to direct and control the defense and settlement of such proceeding and will consult with Chart in good faith in connection therewith, and (C) Chart shall cooperate with, and provide such assistance as may be reasonably requested by, Baker Hughes in connection with the defense and settlement of such proceeding. In addition, notwithstanding anything to the contrary in this Agreement, neither Baker Hughes nor Chart shall be required to, in connection with obtaining any Consents hereunder, propose, negotiate, agree to, commit to, accept or make, or cause to be proposed, negotiated, agreed to, committed to, accepted or made, the taking of any action or imposition of any Restriction, the effectiveness or consummation of which is not conditional upon the occurrence of the Closing. For the avoidance of doubt, no Restriction shall in any way reduce the Merger Consideration or any other consideration required to be paid under this Agreement.

(d) Chart and Baker Hughes each shall, upon written request by the other, promptly furnish the other with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be required or reasonably requested in connection with any statement, filing, notice or application necessary or advisable to be made by or on behalf of Baker Hughes, Chart or any of their respective Subsidiaries to any third party or any Governmental Authority in order to consummate the Merger or any of the other Transactions.

(e) Chart and Baker Hughes each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Chart or Baker Hughes, as the case may be, or any of their respective Subsidiaries from any third party or any Governmental Authority with respect to the Merger and the other Transactions, other than immaterial communications.

(f) Baker Hughes and Chart shall not, and shall not permit any Baker Hughes Subsidiary or Chart Subsidiary, as applicable, to enter into a definitive agreement after the date of this Agreement providing for, or consummate, any acquisition, merger, joint venture, partnership, licensing agreement, collaboration or any other similar type of transaction, in each case, that would reasonably be expected to prevent or materially delay any required approvals or the expiration or termination of the applicable waiting period under the HSR Act or any other Antitrust Laws or Foreign Investment Laws applicable to the Transactions.

SECTION 7.04. Employee Matters. (a) Baker Hughes agrees that each employee of Chart and each Chart Subsidiary who continues to remain employed with Baker Hughes and its Subsidiaries immediately following the Effective Time (each such employee, a “Continuing Employee”) shall, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (or, if sooner, until the date of termination of employment), be provided with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided to such Continuing Employee immediately prior to the Effective Time, (ii) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided to such Continuing Employee immediately prior to the Effective Time; provided that Baker Hughes may adjust performance targets or metrics under its annual bonus plans, programs or arrangements in the ordinary course in accordance with the terms of such plans, programs, and arrangements, (iii) severance policies that are no less favorable than the severance policies provided to such Continuing Employee immediately prior to the Effective Time (which shall be the severance policies set forth on Section 5.10(a) of the Chart Disclosure Letter, as may be amended in accordance with the terms of this Agreement) and (iv) other compensation and benefits (excluding for this purpose defined benefit pension, post-employment health and welfare benefits not required by Law, equity-based compensation and change of control, retention or other one-time awards (collectively, “Excluded Benefits”)) that are substantially comparable in the aggregate to the compensation and benefits provided to such Continuing Employee immediately prior to the Effective Time.

(b) For the plan year in which the Effective Time occurs and with respect to any medical, dental or other welfare benefits that are provided under Benefit Plans that Continuing Employees may be eligible to participate in following the Effective Time, Baker Hughes shall use commercially reasonable efforts to cause (i) any pre-existing condition exclusions or waiting periods to be waived under such Benefit Plans for Continuing Employees and their covered dependents except to the extent such conditions or exclusions were applicable to and were not satisfied by such Continuing Employees and/or their covered dependents under the applicable Chart Benefit Plan prior to the Effective Time and, (ii) with respect to the plan year during which the Effective Time occurs, any eligible expenses or costs incurred by a Continuing Employee and their covered dependents under the applicable Chart Benefit Plan prior to the Effective Time to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket requirements under such Benefit Plans applicable to such Continuing Employee and their covered dependents following the Effective Time.

(c) From and after the Effective Time, Baker Hughes shall use commercially reasonable efforts to provide credit to Continuing Employees for their service with Chart and any Chart Subsidiary as of the Effective Time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off and severance entitlements to the same extent and for the same purposes as such service was credited under the Chart Benefit Plans, as applicable; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or compensation or with respect to any Excluded Benefit.

(d) Prior to making any written or material oral communications with respect to the Transactions to the employees of Chart, Chart shall provide Baker Hughes with a copy of the intended communication, a reasonable period of time to review and comment on the communication and shall consider any such comments in good faith.

(e) Notwithstanding the foregoing, with respect to any Continuing Employee who is, or becomes, subject to a collective bargaining or similar agreement, all compensation, benefits and other terms and conditions of employment afforded to such Continuing Employee shall be provided in accordance with such collective bargaining agreement or other agreement with a labor union or like organization and the terms of this Section 7.04 shall not apply.

(f) The provisions of this Section 7.04 are solely for the benefit of the parties to this Agreement, and no labor union or labor organization, collective bargaining unit, works council or other labor organization, current or former employee or any other individual associated with any of the foregoing, is or shall be regarded for any purpose as a third-party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Benefit Plan, (ii) alter or limit the ability of Baker Hughes or Chart to amend, modify or terminate any Benefit Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 7.04, (iv) prevent Baker Hughes or any of its Subsidiaries, after the Effective Time, from terminating the employment of any employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

(g) Prior to the Effective Time, the parties shall reasonably cooperate with each other with respect to any obligations thereof under applicable Laws or any collective bargaining agreements, labor contracts, or other Contracts with any labor organization, union, works council or association for the representation of employees, in each case to inform and/or consult with any labor union, labor organization, works council or any other employee representative body in connection with the Transactions.

(h) Baker Hughes hereby acknowledges that the consummation of the Transactions will constitute a “change in control” or “change of control” (or other similar phrase) for purposes of each Chart Benefit Plan made available to Baker Hughes prior to the date hereof. From and after the Closing, Baker Hughes shall, and shall cause the Surviving Company to, honor the terms of each employment, severance and change in control plan, policy and agreement and other Chart Benefit Plan (including those listed in the Chart Disclosure Letter).

SECTION 7.05. Chart Equity-Based Awards. (a) Prior to the Effective Time, the Chart Board (or, if appropriate, any committee thereof administering the Chart Stock Plans) shall adopt such resolutions and take such other actions as may be required to provide that:

(i) Each Chart Stock Option outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof and whether or not then vested, be converted into a right to receive an amount in cash equal to the product of (i) the number of shares of Chart Common Stock subject to such Chart Stock Option immediately prior to the Effective Time and (ii) an amount equal to the excess, if any, of the Merger Consideration over the exercise price per share of Chart Common Stock of such Chart Stock Option immediately prior to the Effective Time. Any Chart Stock Option for which the exercise price per share of Chart Common Stock equals or exceeds the Merger Consideration shall be cancelled for no consideration.

(ii) Each Chart RSU granted prior to the date of this Agreement outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof and whether or not then vested, be converted into and become a right to receive an amount in cash equal to the product of (i) the number of shares of Chart Common Stock subject to each Chart RSU immediately prior to the Effective Time, including any accrued but unpaid dividends or dividend equivalents in respect of such Chart RSU, and (ii) the Merger Consideration.

(iii) Each Chart PSU outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest as to a pro-rata portion of such award based on the number of full months completed in the applicable performance period prior to the Closing in accordance with the terms of the applicable award agreement, and such vested pro-rata portion shall be converted into and become a right to receive an amount in cash equal to the product of (i) the number of shares of Chart Common Stock subject to each Chart PSU immediately prior to the Effective Time, including any accrued but unpaid dividends or dividend equivalents in respect of such vested Chart PSU (with all applicable performance measures deemed to be satisfied at the levels specified in Section 7.05(a)(iii) of the Chart Disclosure Letter), and (ii) the Merger Consideration.

(b) Baker Hughes shall cause Chart or one of its Subsidiaries to pay through the payroll system of Chart or one of its Subsidiaries (to the extent applicable) to each employee holder of a Chart Stock Option, Chart RSU or Chart PSU the amounts due to such holder under Section 7.05(a)(i), Section 7.05(a)(ii) and Section 7.05(a)(iii), as applicable, without interest and less such amounts as are required to be withheld or deducted under applicable Law with respect to the making of such payment, as promptly as practicable (but no later than three (3) Business Days) following the Effective Time; provided that the Merger Consideration with respect to any Chart RSU or Chart PSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be paid at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code.

(c) Baker Hughes shall cause Chart or one of its Subsidiaries to provide for and pay the converted cash awards set forth in, and in accordance with the terms of, Section 7.05(c) of the Chart Disclosure Letter.

(d) Treatment of Chart ESPP. Prior to the Effective Time, Chart shall take all actions necessary pursuant to the terms of the Chart ESPP and applicable Law to, contingent on the Effective Time, (i) provide that (A) no new enrollment period will be commenced following the date of this Agreement under the Chart ESPP (including pursuant to paragraph 4 thereof), (B) there will be no increase in the amount of participants’ payroll deduction elections under the Chart ESPP or any contributions other than previously elected payroll deductions during the current enrollment period from those in effect as of the date of this Agreement, (C) no individuals shall commence participation in the Chart ESPP during the period from the date of this Agreement through the

Effective Time and (D) each participant election made pursuant to the Chart ESPP shall be fully exercised on August 29, 2025 (with any participant payroll deductions not applied to the purchase of Chart Common Stock returned to the participant), and (ii) terminate the Chart ESPP effective as of immediately prior to the Effective Time. Shares of Chart Common Stock purchased pursuant to the foregoing shall be treated the same as all other shares of Chart Common Stock in accordance with Section 3.01.

SECTION 7.06. Indemnification, Exculpation and Insurance. (a) From and after the Effective Time, Baker Hughes agrees that all rights to indemnification, advancement of expenses and exculpation of each former and present director or officer of Chart or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request of Chart or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the Transactions), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of Chart or any of its Subsidiaries or is or was serving at the request of Chart or any of its Subsidiaries as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time as provided in their respective certificates of incorporation or by-laws (or comparable Organizational Documents) as in effect on the date of this Agreement or in any agreement set forth in Section 7.06 of the Chart Disclosure Letter to which Chart or any of the Chart Subsidiaries is a party, shall survive the Merger and continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, Baker Hughes shall not amend, release or otherwise modify any such provisions or the indemnification, exculpation or advancement of expenses provisions of the Chart Charter or any of its Subsidiaries’ (including the Surviving Company’s) certificates of incorporation or by-laws or similar Organizational Documents in effect immediately prior to the Effective Time in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was an Indemnified Party; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) For a period of six years from and after the Effective Time, Baker Hughes shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of this Agreement by Chart and the Chart Subsidiaries from a carrier with comparable or better credit ratings to Chart’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Chart with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time (including this Agreement and the Transactions). In lieu of the foregoing, Chart may in its discretion purchase, and Baker Hughes may in its discretion purchase if Chart declines to do so, a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy covering the six-year period from and after the Effective Time from a carrier with comparable or better credit ratings to Chart’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Chart with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time.

(c) In the event that Baker Hughes, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Baker Hughes or the Surviving Company shall cause proper provision to be made so that the successors and assigns of Baker Hughes or the Surviving Company, as the case may be, assume the obligations set forth in this Section 7.06.

(d) The provisions of this Section 7.06 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

SECTION 7.07. Financing; Financing Cooperation.

(a) Baker Hughes shall, and shall cause its Affiliates and Representatives to, use its reasonable best efforts to obtain the Debt Financing on or prior to the Closing, on the terms and subject solely to the conditions (including, to the extent applicable, the “market flex” provisions set forth in the Fee Letters) described in the Debt Commitment Letter (it being understood that, for purposes of this Section 7.07, references to the Debt Commitment Letter shall be deemed to include any Fee Letter), including using its reasonable best efforts to: (i) comply with its obligations under the Debt Commitment Letter, (ii) maintain in full force and effect the Debt Commitment Letter in accordance with its terms or the definitive financing agreements related to the Permanent Financing (the “Definitive Debt Financing Agreements”) in accordance with the terms and conditions thereof, (iii) negotiate and enter into Definitive Debt Financing Agreements on a timely basis on the terms and subject solely to the conditions contemplated by the Debt Commitment Letter (including any “market flex” provisions set forth in the Fee Letters) or such other terms and conditions as Baker Hughes may determine, so long as such other terms and conditions would not constitute a Prohibited Modification, (iv) satisfy (or obtain a waiver of) on a timely basis all conditions and comply with all obligations applicable to Baker Hughes, including with respect to the payment of any commitment, engagement or placement fees, in the Debt Commitment Letter or the Definitive Debt Financing Agreements, (v) enforce all of its rights under the Debt Commitment Letter or the Definitive Debt Financing Agreements and (vi) otherwise take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper and advisable to arrange and obtain and consummate the Debt Financing no later than the Closing. Baker Hughes shall keep Chart informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Permanent Financing. Baker Hughes shall give Chart prompt written notice (A) upon having knowledge of any material breach by any party to the Debt Commitment Letter or the Definitive Debt Financing Agreements or any early termination of the commitments thereunder (other than any termination in accordance with the terms thereof or termination of commitments not needed to obtain funds sufficient to satisfy the Financing Uses),

(B) of any written notice or other written communication from any Financing Source with respect to any actual or threatened breach, default, termination or repudiation by any party to the Debt Commitment Letter or the Definitive Debt Financing Agreements of any provision thereof or (C) if for any reason Baker Hughes has determined in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms contemplated by the Debt Commitment Letter or the Definitive Debt Financing Agreements in an amount sufficient, when taken together with available cash on hand and other sources of funds available to Baker Hughes to consummate the Merger and the other transactions contemplated by this Agreement, to pay the Financing Uses. As soon as reasonably practicable, Baker Hughes shall provide any information reasonably requested by Chart relating to any circumstance referred to in clauses (A) through (C) of the immediately preceding sentence.

(b) Baker Hughes may amend, restate, modify, replace, terminate, assign or agree to any waiver or reduction of commitments under the Debt Commitment Letter and/or substitute commitments under the Debt Commitment Letter with any other Capital Markets Issuance and/or term loan bank debt financing, in each case, in lieu thereof as contemplated in the Debt Commitment Letter (collectively, the “Permanent Financing”); provided, that Baker Hughes shall not, without the prior written consent of Chart, agree to any amendments, restatements, supplements or modifications to, obtain any replacement of, or waive any of its rights under, the Debt Commitment Letter or the Definitive Debt Financing Agreements, in whole or in part (including in connection with a commitment in respect of any “Qualifying Facility” (as defined in the Debt Commitment Letter)), if any such amendment, restatement, supplement, replacement, modification or waiver of the Debt Commitment Letter or the Definitive Debt Financing Agreements would reasonably be expected to: (i) impose new or additional conditions or otherwise amend, modify or expand any conditions to the Debt Financing or expand the information required to be provided by Chart, (ii) reduce the aggregate amount of the Debt Financing (in each case, except as expressly permitted therein), including, in the case of the Debt Commitment Letter, by changing the amount of fees to be paid or the original issue discount of the debt to an amount that would result in Baker Hughes having insufficient funds, when taken together with available cash on hand and other sources of funds available to the Baker Hughes Parties to satisfy all of the payment obligations of the Baker Hughes Parties under this Agreement due at the Closing, including the payment of the Financing Uses, (iii) delay in any respect the Closing, or (iv) adversely impact the ability of Baker Hughes or Borrower to (A) enforce any rights against the other parties to the Debt Commitment Letter or the Definitive Debt Financing Agreements or (B) cause the Merger to be timely consummated (it being understood that Baker Hughes may amend, restate, modify or supplement the Debt Commitment Letter or the Definitive Debt Financing Agreements to add lenders, lead arrangers, bookrunners, underwriters, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement so long as such parties are creditworthy, to provide for the assignment and reallocation to such entities of a portion of the debt financing commitments contained in the Debt Commitment Letter or the Definitive Debt Financing Agreements and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments as expressly set forth in the Debt Commitment Letter, in each case, without Chart’s consent) (clauses (i) through (iv), “Prohibited Modification”). Baker Hughes shall keep Chart reasonably informed as to the status of its efforts to arrange the Debt Financing, and shall promptly provide true, correct and complete copies of any amendments, restatements, modifications, replacements, supplements or waiver with respect to the Debt Commitment Letter or the Definitive Debt Financing Agreements.

(c) In the event that all or any portion of the Debt Financing becomes or is expected to become, unavailable for any reason, in an amount that would result in Baker Hughes having insufficient funds, when taken together with available cash on hand and other sources of funds available to the Baker Hughes Parties to satisfy all of the payment obligations of the Baker Hughes Parties under this Agreement due at the Closing, including the payment of the Financing Uses, Baker Hughes shall (i) notify Chart in writing thereof as promptly as practicable after obtaining knowledge thereof (and, in any event, within forty-eight (48) hours) and (ii) use its reasonable best efforts, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to promptly arrange and obtain alternative financing (the “Alternative Financing”) (A) in an amount sufficient, when taken together with available cash on hand and other sources of funds available to the Baker Hughes Parties to satisfy all of the payment obligations of the Baker Hughes Parties under this Agreement due at the Closing, including the payment of the Financing Uses and (B) which would not reasonably be expected to delay in any respect the Closing; provided that nothing contained in this Section 7.07 shall require, and in no event shall the “reasonable best efforts” of Baker Hughes or any Baker Hughes Party be deemed or construed to require Baker Hughes or any Baker Hughes Party to seek or accept such Alternative Financing on terms materially less favorable in the aggregate than the terms and conditions described in the Debt Commitment Letter (including the exercise of “market flex” provisions in the Fee Letters) as in effect on the date of this Agreement, as determined in the reasonable judgment of Baker Hughes.

(d) Upon (i) obtaining any commitment for any Alternative Financing or (ii) any amendment, restatement, supplement, replacement, modification or waiver of the Debt Commitment Letter, the debt financing commitments contemplated therein or any other Permanent Financing funded in lieu thereof, in each case, as permitted by Section 7.07(b) and Section 7.07(c), references to the “Debt Financing,”, “Permanent Financing”, “Debt Commitment Parties”, “Financing Sources,” “Definitive Debt Financing Agreements” and “Debt Commitment Letter” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, such amended, restated, supplemented, replaced, modified or waived Debt Commitment Letter or such other “Qualifying Financing” (as defined in the Debt Commitment Letter) or Permanent Financing funded in lieu thereof and, in each case, the commitments thereunder, the agreements with respect thereto and the financial institutions participating therein for all purposes of this Agreement and each such term shall be construed accordingly.

(e) Baker Hughes expressly acknowledges and agrees that (i) obtaining the Debt Financing is not a condition to the Closing and (ii) notwithstanding anything contained in this Agreement to the contrary, Baker Hughes’s obligations hereunder are not conditioned in any manner upon Baker Hughes obtaining the Debt Financing or any Alternative Financing.

(f) Prior to the Closing, Chart shall, and shall cause its Subsidiaries and its and their respective Representatives to, use reasonable best efforts to provide to Baker Hughes all cooperation reasonably requested by Baker Hughes in connection with arranging, obtaining, syndicating and consummating the Debt Financing (including any Permanent Financing), including using reasonable best efforts to:

(i) furnish Baker Hughes with such Required Financial Information and other customary information regarding Chart and its Subsidiaries (including any projections of Chart and its Subsidiaries) as Baker Hughes may reasonably request in connection with any Permanent

Financing, including providing customary historical financial and other information regarding Chart and reasonable assistance to permit Baker Hughes to prepare pro forma financial statements customary for the Permanent Financing and/or to the extent required by Regulation S-X under the Securities Act or any other accounting rules and regulations of the SEC in connection with the Permanent Financing (such financial statements and the Required Financial Information, the “Financial Information”), provided that the public filing of any required financial statements or other public information filed with the SEC shall constitute delivery of such financial statements or other public information; provided further that none of Chart, its Subsidiaries or their respective Representatives will be required to provide any Excluded Information;

(ii) promptly inform Baker Hughes if the chief executive officer, chief financial officer, treasurer, controller or comparable officer of Chart shall have knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in or including the Financial Information is reasonably likely or under consideration in order for such financial statements (or portion thereof) to comply with GAAP;

(iii) cause the appropriate senior officers of Chart to participate in a reasonable but limited number of lender or investor meetings, lender or investor presentations, roadshows, sessions with rating agencies, drafting sessions, due diligence sessions and similar sessions and meetings or conference calls with prospective lenders, financing sources, investors, rating agencies and other Financing Sources, in each case, upon reasonable notice and at mutually agreeable dates and reasonable times;

(iv) provide reasonable and customary assistance with the preparation of customary rating agency presentations, road show materials, customary “public side” and “private side” bank information memoranda, prospectuses and bank syndication materials, Offering Documents, private placement memoranda and similar documents customarily required (which may incorporate, by reference, periodic and current reports filed by Chart with the SEC), in connection with obtaining any Debt Financing, in each case, solely with respect to customary information relating to Chart and its Subsidiaries (which assistance may include, (i) providing customary authorization and representation letters; provided that such authorization and representation letters (or the underlying documents to which they pertain) shall exculpate Chart and its Subsidiaries with respect to any liability related to the use or misuse of information contained therein or other marketing materials related thereto and (ii) consenting to the inclusion or incorporation by reference of periodic and current reports filed by Chart with the SEC);

(v) promptly provide (and in any event at least three (3) Business Days prior to the Closing Date) all documentation and other information reasonably required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to Chart and its Subsidiaries, in each case as reasonably requested by Baker Hughes at least ten (10) Business Days prior to the Closing Date;

(vi) cause its independent registered public accounting firm to participate in drafting sessions and accounting due diligence sessions and cooperate with any Debt Financing consistent with their customary practice, including requesting that they provide customary comfort letters (including “negative assurance” comfort (including drafts thereof which such accountants are prepared to issue at the time of pricing and at closing of any offering or placement of the Debt Financing or Permanent Financing)) and customary consents or authorization letters to the inclusion of Chart’s audit reports, in each case, to the extent required by counsel in connection with the marketing and syndication of any Debt Financing or as are customarily required in a Capital Markets Issuance; and

(vii) assist with the preparation and enter into (as of the Closing) Definitive Debt Financing Agreements (including review of any disclosure schedules related thereto for completeness and accuracy) or the termination of Chart’s currency or interest hedging agreements (if any) or other agreements.

(g) Chart shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Baker Hughes as may be necessary so that such Required Financial Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information”. For the avoidance of doubt, Baker Hughes may, to most effectively access the financing markets, request the cooperation of Chart and its Subsidiaries under Section 7.07(f) at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing. Chart agrees to use reasonable best efforts to (i) file all reports on Form 10-K and Form 10-Q and, to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K and (ii) file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to Closing in accordance with the periods required by the Exchange Act. In addition, if, in connection with the marketing efforts contemplated by any Financing Sources in connection with the Debt Financing, Baker Hughes reasonably requests Chart to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to Chart and its Subsidiaries or their respective securities, which information Baker Hughes reasonably determines is necessary or desirable (after consultation with Chart and if Chart does not unreasonably object) to include in customary Offering Documents for any Debt Financing, then, upon Chart’s review and reasonable satisfaction with such filing, Chart shall file such Current Report on Form 8-K.

(h) Notwithstanding any other provision set forth herein or in any other agreement between Baker Hughes or any Baker Hughes Party, on the one hand, and Chart, on the other hand (or their respective Affiliates), Chart agrees that the Baker Hughes Parties may share confidential information with respect to the businesses of Chart and its Subsidiaries with the Financing Sources, and that Baker Hughes and such Financing Sources may share such information with potential financing sources in connection with any marketing efforts for the Debt Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by Baker Hughes or any of its Affiliates pursuant to this Section 7.07(h) agree to customary confidentiality arrangements, including confidentiality provisions contained in customary bank books and offering memoranda.

(i) Chart hereby consents to the use of its and each of its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Chart, any of Chart’s Subsidiaries or the reputation or goodwill of Chart or any of its Subsidiaries. Baker Hughes shall, promptly upon request by Chart (and, in any event, within thirty (30) days), reimburse Chart for all reasonable and documented out-of-pocket costs and expenses incurred by Chart in order to comply with its obligations under Section 7.07(f) and Section 7.07(g). Baker Hughes shall, promptly upon written request by Chart, indemnify, defend, and hold harmless Chart and its Subsidiaries and their respective directors, officers, employees, agents and other Representatives from, against and in respect of any and all claims, debts, losses, expenses, proceedings, covenants, suits, judgments, damages, actions and causes of actions, obligations, accounts and liabilities resulting from, or that exist or arise due to, the activities of Baker Hughes and its Representatives under Section 7.07(f) and Section 7.07(g), except to the extent such claims, debts, losses, expenses, proceedings, covenants, suits, judgments, damages, actions and causes of actions, obligations, accounts and liabilities result from (i) the gross negligence, fraud, intentional misrepresentation, bad faith or willful misconduct of such indemnified Persons (to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction) or (ii) material misstatements or omissions in information provided by or on behalf of Chart or its Subsidiaries.

(j) Notwithstanding anything to the contrary in this Agreement, the assistance contemplated in Section 7.07(f) or Section 7.07(g) shall not (i) unreasonably interfere with the normal operations of Chart or any of its Subsidiaries, (ii) require Chart or any of its Subsidiaries to waive or amend any terms of this Agreement, (iii) require Chart or any of its Subsidiaries to take any action that will conflict with or violate any of its organizational documents, any applicable law or fiduciary duty, or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract or permit to which Chart or any of its Subsidiaries is a party, (iv) require Chart or any of its Subsidiaries to execute any Contract or give any indemnities prior to the Closing that is not expressly conditioned upon the occurrence of the Closing Date (other than customary authorization and representation letters and certificates required in connection with cooperation provided pursuant to Section 7.07(f) or Section 7.07(g)), (v) result in any employee, officer or director of Chart or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Debt Financing, (vi) provide access to or disclose information that Chart determines would jeopardize any attorney-client or similar privilege, or violate any of the confidentiality provisions of any confidentiality agreement, of Chart or any of its Subsidiaries, or which is restricted or prohibited under applicable Law, or (vii) require Chart or any of its Subsidiaries or their respective boards of directors to authorize any corporate action with respect to the Debt Financing prior to the Closing Date, except for such corporate action that is conditioned on the occurrence of the Closing Date.

(k) Notwithstanding anything in this Agreement to the contrary, neither Chart nor any Chart Subsidiary shall be required to pay any commitment or other fee or payment or incur any liability or obligation in connection with the Debt Financing prior to the Closing Date.

(l) For the avoidance of doubt and notwithstanding anything to the contrary in this Section 7.07, a breach of Section 7.07(f) or Section 7.07(g) shall not constitute a material breach by Chart for any purposes hereunder, unless (i) Chart and its Subsidiaries have materially breached their obligations under Section 7.07(f) or Section 7.07(g), (ii) Baker Hughes has provided written notice of such material breach and (iii) Chart has failed to cure such material breach by the earlier of (x) one Business Day prior to the Outside Date and (y) 15 Business Days following such written notice and, in each case, with a reasonably sufficient amount of time prior to the Outside Date for Baker Hughes to consummate the Debt Financing. Notwithstanding anything to the contrary in this Agreement, Chart shall not be deemed to have breached or failed to perform or observe any covenants, obligations or other agreements contained in this Agreement relating to the Debt Financing, in each case, unless the Debt Financing has not been obtained primarily as a result of a material breach described in this Section 7.07(l).

SECTION 7.08. Transaction Litigation. From and after the date of this Agreement and until the termination of this Agreement in accordance with Article IX, in the event that any litigation or other Action is commenced or, to the Knowledge of either Baker Hughes or Chart, threatened by a shareholder or holder of any Equity Interests of Chart or Baker Hughes against the same or its directors or executive officers relating to the Merger or any of the other Transactions, Chart or Baker Hughes, as applicable, shall keep the other party reasonably informed, consult with the other party regarding and give the other party the opportunity to participate in (but not control) the defense and settlement of any such litigation or other Action, and the parties shall reasonably cooperate with respect to any such litigation or other Action. Without limiting the generality of the foregoing, none of Chart, Baker Hughes or any of their respective Representatives shall cease to defend, consent to the entry of any judgment or agree to or propose any settlement of any such litigation or other Action without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 7.09. Section 16 Matters. Prior to the Effective Time, Chart shall take all such steps as may be required to cause any dispositions of Chart Capital Stock (including derivative securities) resulting from the Transactions by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Chart immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 7.10. Public Announcements. Except with respect to any Chart Adverse Recommendation Change made in accordance with the terms of this Agreement, Baker Hughes and Chart shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude is required by applicable Law or Judgment (including obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system). Chart and Baker Hughes agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties hereto. Notwithstanding the foregoing sentences of this Section 7.10, Baker Hughes and Chart may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was publicly disclosed and previously subject to the foregoing requirements.

SECTION 7.11. Stock Exchange De-Listing. Each of Baker Hughes and Chart shall use its reasonable best efforts to cause the shares of Chart Common Stock, Chart Preferred Stock (subject to Section 3.01(d) (if applicable)) and any other securities of Chart to be de-listed from NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

SECTION 7.12. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, each of the parties hereto and its respective Board of Directors shall (a) grant such approvals and take all such actions as are legally permissible so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such Takeover Statute on the Transactions.

SECTION 7.13. Payment of Termination Fee. On the first Business Day following the execution of this Agreement, Baker Hughes shall pay or cause to be paid (on behalf of Chart) in full to Flowserve or its designee the sum of (i) the “Chart Termination Fee” (as defined in the Flowserve Agreement) pursuant to Section 9.03 of the Flowserve Agreement and (ii) $8,000,000 in respect of certain expense reimbursement matters (clauses (i) and (ii) together, the “Flowserve Termination Amount”); provided, however, that in the event Chart shall have paid or shall pay any portion of the Flowserve Termination Amount, Baker Hughes shall immediately (and in any event on the first Business Day thereafter) reimburse Chart in full for such amount paid by Chart. Promptly following such payment, Baker Hughes shall deliver reasonable evidence to Chart concerning the payment of such Flowserve Termination Amount. For the avoidance of doubt, in no circumstances shall Baker Hughes pay the Flowserve Termination Amount more than once.

SECTION 7.14. Treatment of Certain Chart Indebtedness.

(a) Chart shall, and shall cause Chart’s Subsidiaries to, deliver all notices and take all other actions reasonably requested by Baker Hughes that are required to, in accordance with the terms thereof, (A) terminate all commitments outstanding under the Chart Credit Facility, repay in full all obligations, if any, outstanding thereunder, and facilitate the release of all Liens, if any, securing such obligations, and the release of all guarantees, if any, in connection therewith, in each case, on the Closing Date and conditioned upon the Closing, and (B) assist with the replacement, backstopping or rollover of any letter of credit. In furtherance and not in limitation of the foregoing, Chart shall, and shall cause Chart’s Subsidiaries to obtain customary payoff letters (in form and substance reasonably acceptable to Baker Hughes), substantially final drafts of which shall be provided to Baker Hughes at least two (2) Business Days prior to Closing and such other documents reasonably requested by Baker Hughes or the Financing Sources relating to the termination of the obligations under the Chart Credit Facility, the payment of the Credit Agreement Payoff Amount or any other material indebtedness for borrowed money incurred by Chart (the “Payoff Letters”), which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that all Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of Chart and Chart’s Subsidiaries securing such indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter on the Closing Date, be automatically released and terminated (excluding any customary cash collateralization).

(b) Baker Hughes or any of its Affiliates may request Chart to, in which case Chart shall, and shall cause Chart’s Subsidiaries to, effect the prepayment, redemption, termination or discharge of any of the Chart Notes in accordance with the terms of the applicable Chart Indentures, including to (i) facilitate the delivery of the notices of redemption for the Chart Notes in the time and manner required by the applicable Chart Indentures, (ii) deliver any required officer’s certificate and/or opinion of Chart to effect the giving of any such notice of redemption or satisfaction and discharge at Closing, which shall be executed by an officer of Chart, (iii) facilitate the release of all Liens, if any, securing such obligations, and the release of all guarantees, if any, in connection therewith and (iv) facilitate and effect at Closing the satisfaction and discharge of the Chart Notes in accordance with the terms thereof; provided, that nothing in this

Section 7.14(b) shall require Chart or any of its Subsidiaries to pay or deposit any amounts necessary for Chart to redeem the Chart Notes and, for the avoidance of doubt, any such notice of redemption or any action taken to effect the satisfaction and discharge of any Chart Notes shall be expressly conditioned on the occurrence of the Closing, and Chart shall have no liability or obligation with respect to any such notice or action unless and until the Closing occurs.

(c) Baker Hughes or any of its Affiliates may request Chart to, in which case Chart shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to, commence and participate in as promptly as practicable following receipt of such request, any exchange offers or tender offers to purchase, one or more of the Chart Notes on such terms and conditions as specified by Baker Hughes and in compliance with all (including any related consent solicitation with respect thereto) applicable terms and conditions of the relevant Chart Indentures (collectively, the “Debt Offers”); provided that (i) Baker Hughes shall have provided Chart with drafts of the offer to purchase or exchange, related letter of transmittal, and other related documents and (ii) the closing of the Debt Offers shall be conditioned on the Closing and shall otherwise comply with all applicable Laws and SEC rules and regulations. The terms and conditions specified by Baker Hughes for the Debt Offers shall be only such terms and conditions as are customarily included in offers to purchase or exchange debt securities (and related consent solicitations with respect thereto) similar to the Chart Notes and in similar situations and shall otherwise be in compliance with all applicable Laws and the terms and conditions of the Chart Indentures. Nothing in this Section 7.14 or in any other provision of this Agreement shall require Chart or any of its Affiliates to purchase or exchange, or accept for purchase or exchange, any Chart Notes tendered, exchanged or otherwise submitted for payment or exchange prior to the Closing Date or effect any amendments to the Chart Notes. The parties hereto shall, and shall cause their respective Subsidiaries to, and shall use their respective reasonable best efforts to cause their respective representatives and auditors to, provide cooperation reasonably requested by the other in connection with the Debt Offers.

(d) Baker Hughes shall, promptly upon written request by Chart, (i) reimburse Chart for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ and accountants’ fees, fees of the trustees for the Chart Notes and their counsel, and fees of any exchange agents, solicitation agents and other agents and their counsel) incurred by Chart or any of its Subsidiaries in connection with the cooperation of Chart and its Subsidiaries contemplated by this Section 7.14 and (ii) indemnify, defend, and hold harmless Chart and its Subsidiaries from, against and in respect of any and all claims, debts, losses, expenses, proceedings, covenants, suits, judgments, damages, actions and causes of actions, obligations, accounts and liabilities resulting from, or that exist or arise due to, the transactions contemplated by this Section 7.14 and any information used in connection therewith (other than (A) information furnished by or on behalf of Chart or its Subsidiaries expressly for use in connection with any Debt Offer contemplated by this Section 7.14 or (B) material breach of the obligations of Chart, its Subsidiaries and their respective Representatives under this Section 7.14 or any gross negligence, fraud, intentional misrepresentation or willful misconduct of Chart, its Subsidiaries or their respective Representatives (to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction)). For the avoidance of doubt and notwithstanding anything to the contrary in this Section 7.14, a breach of this Section 7.14 shall not constitute a material breach of Chart for any purposes hereunder, unless (1) Chart and its Subsidiaries have materially breached their obligations under Section 7.14, (2) Baker Hughes has provided written notice of such material breach and (3) Chart has failed to cure such material breach by the earlier of (x) one Business Day prior to the Outside Date and (y) 15 Business Days following such written notice and, in each case, with a reasonably sufficient amount of time prior to the Outside Date for Baker Hughes to consummate the Debt Financing. Notwithstanding anything to the contrary in this Agreement, Chart shall not be deemed to have breached any covenants, obligations or other agreements contained in this Agreement relating to the Debt Financing, in each case, unless the Debt Financing has not been obtained primarily as a result of a material breach described in this Section 7.14(d).

ARTICLE VIII

Conditions Precedent

SECTION 8.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Shareholder Approvals. The Chart Stockholder Approval shall have been obtained.

(b) Required Regulatory Approvals. The Required Regulatory Approvals shall have been obtained.

(c) No Legal Restraints. No Legal Restraint shall be in effect that prevents, makes illegal, enjoins or prohibits the consummation of the Merger.

SECTION 8.02. Conditions to the Baker Hughes Parties’ Obligations to Effect the Merger. The obligations of the Baker Hughes Parties to consummate the Merger are further subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Representations and Warranties of Chart. (i) The representations and warranties of Chart contained in this Agreement (except for the Chart Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Chart Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Chart Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Chart Material Adverse Effect;

(ii) the representations and warranties of Chart contained in Section 5.08(a) (Absence of Certain Changes and Events—Chart Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time;

(iii) the representations and warranties of Chart contained in Section 5.02(a) (Capital Structure) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies; and

(iv) the Chart Fundamental Representations (other than the representations and warranties of Chart contained in Section 5.02(a) (Capital Structure) and Section 5.08(a) (Absence of Certain Changes and Events—Chart Material Adverse Effect)) that are qualified by materiality or “Chart Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Chart. Chart shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing under this Agreement.

(c) Absence of Chart Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Chart Material Adverse Effect.

(d) Certificate of Chart. Baker Hughes shall have received a certificate signed on behalf of Chart by an executive officer of Chart confirming the matters set forth in Section 8.02(a) (Representations and Warranties of Chart), Section 8.02(b) (Performance of Obligations of Chart) and Section 8.02(c) (Absence of Chart Material Adverse Effect) as of the Closing.

SECTION 8.03. Conditions to Chart’s Obligation to Effect the Merger. The obligation of Chart to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Representations and Warranties of the Baker Hughes Parties. (i) The representations and warranties of Baker Hughes contained in this Agreement (except for the Baker Hughes Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Baker Hughes Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Baker Hughes Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Baker Hughes Material Adverse Effect; and

(ii) the Baker Hughes Fundamental Representations that are qualified by materiality or “Baker Hughes Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Baker Hughes Parties. The Baker Hughes Parties shall have performed in all material respects all obligations required to be performed by them at or prior to the Closing under this Agreement.

(c) Certificate of Baker Hughes. Chart shall have received a certificate signed on behalf of Baker Hughes by an executive officer of Baker Hughes, confirming the matters set forth in Section 8.03(a) (Representations and Warranties of the Baker Hughes Parties) and Section 8.03(b) (Performance of Obligations of the Baker Hughes Parties) as of the Closing.

ARTICLE IX

Termination, Amendment and Waiver

SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Chart Stockholder Approval, as follows:

(a) by mutual written consent of Chart and Baker Hughes;

(b) by either Chart or Baker Hughes:

(i) if the Merger is not consummated on or before the date that is twelve (12) months following the date hereof (the “Initial Outside Date”); provided, however, that (A) if on the Initial Outside Date, all the conditions to Closing, other than the conditions set forth in Section 8.01(b) or Section 8.01(c) (as a result of a Legal Restraint issued or granted in respect of the Merger by a Governmental Authority in any jurisdiction pursuant to (or relating to) any Antitrust Law or Foreign Investment Law), shall have been satisfied or waived (or, in the case of any conditions that by their terms are to be satisfied at the Closing, shall be reasonably capable of being satisfied), then the Initial Outside Date shall automatically be extended, without any action on the part of any party hereto, to the date that is eighteen (18) months following the date hereof (the “First Extended Outside Date”), (B) if on the First Extended Outside Date all the conditions to Closing, other than the conditions set forth in Section 8.01(b) or Section 8.01(c) (as a result of a Legal Restraint issued or granted in respect of the Merger by a Governmental Authority in any jurisdiction pursuant to (or relating to) any Antitrust Law or Foreign Investment Law), shall have been satisfied or waived (or, in the case of any conditions that by their terms are to be satisfied at the Closing, shall be reasonably capable of being satisfied), then the First Extended Outside Date shall automatically be extended, without any action on the part of any party hereto, to the date that is twenty-four (24) months following the date hereof (the “Second Extended Outside Date”) and (C) the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party hereto if such failure of the Merger to occur on or before the Outside Date is a proximate result of a breach of this Agreement by such party (including, in the case of Baker Hughes, Merger Sub); provided further, however, that, as used in this Agreement, the term “Outside Date” shall mean the Initial Outside Date, unless the Initial Outside Date has been extended to the First Extended Outside Date or Second Extended Outside Date pursuant to the foregoing, in which case, the term “Outside Date” shall mean the date to which the Outside Date has been extended, as applicable;

(ii) if the condition set forth in Section 8.01(c) (No Legal Restraints) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party hereto if such non-satisfaction or Legal Restraint is a proximate result of a breach of this Agreement by such party (including, in the case of Baker Hughes, Merger Sub); or

(iii) if the Chart Stockholder Approval is not obtained at the Chart Stockholders Meeting duly convened (unless such Chart Stockholders Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof);

(c) by Chart, if a Baker Hughes Party breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of a Baker Hughes Party contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 8.03(a) (Representations and Warranties of the Baker Hughes Parties) or Section 8.03(b) (Performance of Obligations of the Baker Hughes Parties) and (ii) is not reasonably capable of being cured by the Outside Date or, if reasonably capable of being so cured, is not cured by such Baker Hughes Party within 45 days after receiving written notice of such breach from Chart (subject to the Outside Date); provided that Chart shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if Chart is then in material breach of any of its representations, warranties, obligations or agreements under this Agreement in a manner such that a condition set forth in Section 8.02(a) (Representations and Warranties of Chart) or Section 8.02(b) (Performance of Obligations of Chart) would not be satisfied;

(d) by Baker Hughes, if Chart breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Chart contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 8.02(a) (Representations and Warranties of Chart) or Section 8.02(b) (Performance of Obligations of Chart) and (ii) is not reasonably capable of being cured by the Outside Date or, if reasonably capable of being so cured, is not cured by Chart within 45 days after receiving written notice of such breach from Baker Hughes (subject to the Outside Date); provided that Baker Hughes shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if a Baker Hughes Party is then in material breach of any of its representations, warranties, obligations or agreements under this Agreement in a manner such that a condition set forth in Section 8.03(a) (Representations and Warranties of the Baker Hughes Parties) or Section 8.03(b) (Performance of Obligations of the Baker Hughes Parties) would not be satisfied;

(e) by Baker Hughes, in the event that (i) a Chart Adverse Recommendation Change shall have occurred or (ii) Chart shall have failed to include in the Proxy Statement the Chart Recommendation; provided, however, that Baker Hughes will not have the right to terminate this Agreement pursuant to this Section 9.01(e) if the Chart Stockholder Approval has been obtained; or

(f) by Chart, in order to substantially concurrently enter into a definitive agreement with respect to a Superior Chart Proposal prior to obtaining the Chart Stockholder Approval (it being agreed that no such termination shall be effective unless (i) Chart has complied in all respects with Section 6.02, and (ii) Chart pays the Chart Termination Fee and Flowserve Termination Amount Refund due to Baker Hughes in accordance with Section 9.03(b)(ii) and Section 9.03(e) prior to or at the time of such termination).

The party desiring to terminate this Agreement (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other parties in accordance with Section 10.02, specifying the provision of this Agreement pursuant to which such termination is effected and the basis for such termination described in reasonable detail.

SECTION 9.02. Effect of Termination. In the event this Agreement is terminated by either Baker Hughes or Chart as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Chart or the Baker Hughes Parties, other than the last sentence of Section 7.02 (Access to Information; Confidentiality), Section 7.07(i) (Financing Cooperation Reimbursement), Section 7.14(d) (Treatment of Certain Chart Indebtedness), this Section 9.02 (Effect of Termination), Section 9.03 (Fees and Expenses), Article I (Definitions; Interpretation) and Article X (General Provisions), which provisions shall survive such termination; provided that no such termination shall relieve any party hereto from any liability for fraud or knowing and intentional breach of any covenant or agreement set forth in this Agreement.

SECTION 9.03. Fees and Expenses. (a) Except as provided in the definition of “Compliant”, Section 7.03(a), Section 7.07(i), Section 7.13, Section 7.14(d) and Section 9.03(g), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party hereto incurring such fees or expenses, whether or not the Transactions are consummated.

(b) Chart shall pay to Baker Hughes the Chart Termination Fee if:

(i) Baker Hughes terminates this Agreement pursuant to Section 9.01(e) (Chart Adverse Recommendation Change); provided that if either Chart or Baker Hughes terminates this Agreement pursuant to Section 9.01(b)(i) (Outside Date) or Section 9.01(b)(iii) (Failure to Obtain Chart Stockholder Approval) at any time after Baker Hughes would have been permitted to terminate this Agreement pursuant to Section 9.01(e) (Chart Adverse Recommendation Change), this Agreement shall be deemed terminated pursuant to Section 9.01(e) (Chart Adverse Recommendation Change) for purposes of this Section 9.03(b)(i);

(ii) Chart terminates this Agreement pursuant to Section 9.01(f) (Chart Superior Proposal); or

(iii) (A) this Agreement is terminated pursuant to Section 9.01(b)(i) (Outside Date), Section 9.01(b)(iii) (Failure to Obtain Chart Stockholder Approval) or Section 9.01(d) (Chart Terminable Breach), (B) after the date hereof, but prior to the date this Agreement is terminated, a third party has made or announced an intention to make (whether or not conditional) a Chart Takeover Proposal and (C) within twelve months of such termination, (1) Chart or any Chart Subsidiary enters into a definitive Contract to consummate any Chart Takeover Proposal or (2) any Chart Takeover Proposal is consummated (in each case, whether or not such Chart Takeover Proposal is the same Chart Takeover Proposal as the one referenced in the foregoing clause (B)). For the purposes of this Section 9.03(b)(iii) only, the term “Chart Takeover Proposal” shall have the meaning assigned to such term in Section 6.02(g) except that all references to “20%” therein shall be deemed to be references to “50%”.

(c) Baker Hughes shall pay to Chart the Baker Hughes Termination Fee if:

(i) this Agreement is terminated by Baker Hughes or Chart pursuant to Section 9.01(b)(i) (Outside Date) and, at the time of such termination, all of the conditions in Section 8.01 and Section 8.02 have been satisfied or waived (other than (1) the condition in Section 8.01(b) or Section 8.01(c) (but in the case of Section 8.01(c), only as a result of a Legal Restraint issued or granted in respect of the Merger by a Governmental Authority in any jurisdiction pursuant to (or relating to) any Antitrust Law or Foreign Investment Law) or (2) those conditions that by their terms are to be satisfied at the Closing (which conditions described in this clause (2) are reasonably capable of being satisfied if the Closing were held on the date of such termination)); or

(ii) this Agreement is terminated by Baker Hughes or Chart pursuant to Section 9.01(b)(ii) (No Legal Restraints), only as a result of a Legal Restraint issued or granted in respect of the Merger by a Governmental Authority in any jurisdiction pursuant or relating to any Antitrust Law or Foreign Investment Law, and at the time of such termination, all of the conditions in Section 8.01 and Section 8.02 have been satisfied or waived (other than (1) the condition in Section 8.01(b) or Section 8.01(c) or (2) those conditions that by their terms are to be satisfied at the Closing (which conditions described in this clause (2) are reasonably capable of being satisfied if the Closing were held on the date of such termination)).

(d) Any Chart Termination Fee due under Section 9.03(b) (Chart Termination Fee) or Baker Hughes Termination Fee due under Section 9.03(c) (Baker Hughes Termination Fee) shall be paid by wire transfer of same-day funds:

(i) in the case of Section 9.03(b)(i) (Chart Adverse Recommendation Change Termination Fee) or Section 9.03(c) (Baker Hughes Termination Fee), on the third Business Day following the date of termination of this Agreement;

(ii) in the case of Section 9.03(b)(ii) (Chart Superior Proposal Termination Fee), prior to or at the time of such termination of this Agreement; and

(iii) in the case of Section 9.03(b)(iii) (Chart Tail Termination Fee), on the third Business Day following the date of the first to occur of the events referred to in Section 9.03(b)(iii)(C).

(e) If this Agreement is terminated (i) pursuant to Section 9.01(d) (Chart Terminable Breach) (provided that if either Chart or Baker Hughes terminates this Agreement pursuant to Section 9.01(b)(i) (Outside Date) at a time after Baker Hughes would have been permitted to terminate this Agreement pursuant to Section 9.01(d) (Chart Terminable Breach), this Agreement shall be deemed terminated pursuant to Section 9.01(d) (Chart Terminable Breach) for purposes of this Section 9.03(e)) or (ii) pursuant to any circumstance in which the Chart Termination Fee is payable to Baker Hughes in accordance with Section 9.03(b), or if the Chart Termination Fee is subsequently payable to Baker Hughes in accordance with Section 9.03(b), then in each case of clauses (i) or (ii), Chart shall, by wire transfer of same-day funds, reimburse Baker Hughes in full for the Flowserve Termination Amount (the “Flowserve Termination Amount Refund”), in the case of clause (i) immediately following such termination (and in any event within one (1) Business Day thereafter) or in the case of clause (ii) simultaneously with the payment of the Chart Termination Fee hereunder, it being understood that the Flowserve Termination Amount Refund shall be paid in addition to any payment of the Chart Termination Fee.

(f) Notwithstanding anything to the contrary in this Agreement, (i) in no event shall Chart be obligated to pay the Chart Termination Fee more than once (it being understood that this clause shall not limit Chart’s obligation to pay the Flowserve Termination Amount Refund in accordance with Section 9.03(e) in addition to the Chart Termination Fee) and (ii) in no event shall Baker Hughes be obligated to pay the Baker Hughes Termination Fee more than once.

(g) Baker Hughes and Chart acknowledge and agree that the agreements contained in Section 9.03(b)-Section 9.03(f) are an integral part of the Transactions, and that, without these agreements, Baker Hughes and Chart would not have entered into this Agreement. Neither the Chart Termination Fee nor the Baker Hughes Termination Fee is a penalty, but rather each of the Chart Termination Fee and the Baker Hughes Termination Fee is liquidated damages in a reasonable amount that (together with the Flowserve Termination Amount Refund in the case of Baker Hughes) will compensate the receiving party and its stockholders, as applicable, in the circumstances in which the Chart Termination Fee and the Baker Hughes Termination Fee is payable. Accordingly, if either Baker Hughes or Chart fails to promptly pay the amount due from such party pursuant to Section 9.03(b) (Chart Termination Fee), Section 9.03(c) (Baker Hughes Termination Fee) or Section 9.03(e) (Flowserve Termination Amount Refund), as applicable, and, in order to obtain such payment, the other party commences an Action that results in a Judgment in its favor for such payment, Baker Hughes or Chart, as applicable, shall pay to the other party such payment and its costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(h) Notwithstanding anything to the contrary in this Agreement, (i) in the event that the Chart Termination Fee is paid or payable pursuant to this Section 9.03, Baker Hughes’s right to receive payment of the Chart Termination Fee and the Flowserve Termination Amount Refund shall be the sole and exclusive remedy of Baker Hughes and its Affiliates and Representatives against Chart and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount(s), neither Chart nor any of its Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise, and (ii) in the event that the Baker Hughes Termination Fee is paid or payable pursuant to this Section 9.03, Chart’s right to receive payment of the Baker Hughes Termination Fee shall be the sole and exclusive remedy of Chart and its stockholders and holders of Chart Stock Options, Chart RSUs or Chart PSUs and their respective Affiliates and Representatives against Baker Hughes and its Affiliates and Representatives, and, for the avoidance of doubt, the Financing Sources, under this Agreement or arising out of or related to this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and upon payment of such amounts, neither Baker Hughes nor any of its Affiliates or Representatives nor, for the avoidance of doubt, any Financing Source shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise; provided that, for the avoidance of doubt, Baker Hughes shall remain liable for the expense reimbursement and indemnification obligations set forth in Section 7.07(i) and Section 7.14(d).

(i) For the avoidance of doubt, none of the Chart Termination Fee, the Baker Hughes Termination Fee or the Flowserve Termination Amount Refund shall be due and payable in the event the Closing occurs.

SECTION 9.04. Amendment. Prior to the Effective Time, this Agreement may be amended by the parties hereto at any time before or after receipt of the Chart Stockholder Approval; provided, however, that (i) no amendment, modification or supplement shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in Section 9.03(h), Section 10.05, Section 10.06, Section 10.09 and this Section 9.04 (and any other provision of this Agreement to the extent an amendment or waiver of such provision would modify the substance of the foregoing provisions) without the consent of the Financing Sources, and (ii) after receipt of the Chart Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Chart without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 9.05. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Baker Hughes shall require the approval of the shareholders of Baker Hughes unless such approval is required by Law and no extension or waiver by Chart shall require the approval of the stockholders of Chart unless such approval is required by Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

General Provisions

SECTION 10.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit Section 9.02 or any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

SECTION 10.02. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, emailed (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery, and so long as any such notice is also emailed) to the parties hereto at the following email addresses and street addresses (or at such other email address or street address as shall be specified by like notice):

(a)	if to Chart, to:

Chart Industries, Inc.

8665 New Trails Drive, Suite 100

The Woodlands, Texas 77381

Attention: Herbert G. Hotchkiss, Vice President, General Counsel & Secretary

Email: Herbert.Hotchkiss@chartindustries.com

with a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention:  Matt Stevens

     Paul Huddle

Email: mstevens@winston.com

   phuddle@winston.com

(b)	if to a Baker Hughes Party, to:

Baker Hughes Company

575 N. Dairy Ashford, Suite 100

Houston, TX 77079

Attention:  M. Georgia Magno, Chief Legal Officer

     John L. Keffer, Vice President, Legal

Email:  georgia.magno@BakerHughes.com

    john.keffer@BakerHughes.com

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Paul J. Shim

      Kyle A. Harris

Email: pshim@cgsh.com

    kaharris@cgsh.com

SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.03 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

SECTION 10.04. Counterparts. This Agreement may be executed in one or more counterparts (including by electronic signature), all of which shall be considered one and the same agreement, and shall become effective when the remaining counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 10.05. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Chart Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the Transactions and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies, except for (i) the individuals referenced in Section 7.06 and (ii) the Financing Sources, which are express third-party beneficiaries of Section 9.04, this Section 10.05, Section 10.06 and Section 10.09 and entitled to enforce such provisions against each of the parties hereto.

SECTION 10.06. Governing Law; Consent to Jurisdiction; Venue. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, and any claim arising out of, relating to or in connection with this Agreement shall be governed by the Laws of the State of Delaware, without regard to the conflict of Laws principles that would otherwise result in the application of any Law other than the Laws of the State of Delaware. Notwithstanding the foregoing, each party agrees that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing, Debt Commitment Letter or the transactions contemplated thereby or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflict of Laws principles that would otherwise result in the application of any Law other than the Laws of State of New York.

(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 10.06(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 10.02 of this Agreement. Each Baker Hughes Party and Chart each agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding anything herein to the contrary, each of the parties hereto agrees (v) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Financing Source in connection with this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing, Debt Commitment Letter or the transactions contemplated thereby or the performance thereof shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (w) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action in any other court, (x) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (y) that the Laws described in the last sentence of Section 10.06(a) shall govern any such action and (z) to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

(c) Notwithstanding anything to the contrary contained in this Agreement, Chart agrees that neither it nor any of its Representatives or Affiliates shall have any rights or claims against any Financing Source in connection with or related to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing, Debt Commitment Letter or the transactions contemplated thereby or the performance thereof, and that only Baker Hughes shall be permitted to bring any claim against a Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter. In addition, no Financing Source shall have any liability or obligation to Chart or any of its Affiliates or Representatives in connection with or related to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing, Debt Commitment Letter or the transactions contemplated thereby or the performance thereof, whether at law or equity, in contract, in tort or otherwise, including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. For the avoidance of doubt, (i) in no event shall this Section 10.06(c) apply to Baker Hughes, whether before or after the Closing, and (ii) from and after the Closing, the foregoing shall not modify or alter in any respect any provision of any definitive loan documentation between or among Baker Hughes, Chart (or the Surviving Company), and any of their respective Subsidiaries and any Financing Source entered into in connection with or as contemplated by this Agreement, and in the event of a conflict between the foregoing and any provision in any such definitive loan documentation, the provisions of such definitive loan documentation shall govern and control.

SECTION 10.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 10.08. Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages (including any fees payable pursuant to Section 9.03), even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages (including any fees payable pursuant to Section 9.03, which are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement) would provide an adequate remedy for any such breach.

SECTION 10.09. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (INCLUDING INVOLVING A FINANCING SOURCE) ARISING OUT OF THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.09.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Chart and the Baker Hughes Parties have duly executed this Agreement, all as of the date first written above.

BAKER HUGHES COMPANY

By:	/s/ Lorenzo Simonelli
Name:	Lorenzo Simonelli
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Merger Agreement]

TANGO MERGER SUB, INC.

By:	/s/ Judson E. Bailey
Name:	Judson E. Bailey
Title:	President

[Signature Page to Merger Agreement]

CHART INDUSTRIES, INC.

By:	/s/ Jillian Evanko
Name:	Jillian Evanko
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]